UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

 Hornbeck Offshore Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Explanatory Note

This Amendment No. 1 to the definitive proxy statement of Hornbeck Offshore Services, Inc. originally filed on April 25, 2014, is being filed solely to include the proxy card, which was inadvertently omitted from the initial filing.

Hornbeck Offshore Services, Inc.

April 25, 2014
Dear Fellow Stockholder:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc. to be held in the Company’s corporate training room located at 103 Northpark Boulevard, Suite 135, in Covington, Louisiana 70433, on Thursday, June 19, 2014 at 9:00 a.m. Central Time. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy card provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board of Directors’ recommendations.
This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and to ask questions about our operations and the Company.
Our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2013, which is not part of the Proxy Statement, provides additional information regarding our financial results for the fiscal year ended December 31, 2013. A copy of our 2013 Annual Report to Stockholders is available at www.hornbeckoffshore.com or may be requested from our Corporate Secretary as described elsewhere in the Proxy Statement.
It is important that your shares are represented at the Annual Meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and return the proxy card as promptly as possible in the envelope provided, or submit your proxy by Internet or phone, as described in the proxy card. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.
On behalf of our Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Todd M. Hornbeck
Chairman, President and Chief Executive Officer

Hornbeck Offshore Services, Inc. Notice of Annual Meeting of Stockholders
April 25, 2014
Notice is hereby given that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 19, 2014, at 9:00 a.m. Central Time, in the Company’s corporate training room located at 103 Northpark Boulevard, Suite 135, in Covington, Louisiana 70433, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.
to elect three Class III directors to serve on the Company’s Board of Directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal;

2.	to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2014;

3.	to consider a non-binding, advisory vote to approve the compensation of the Company’s named executive officers; and

4.	to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each stockholder’s vote is counted at the Annual Meeting, stockholders are requested to complete, sign, date and return the proxy card provided to you as promptly as possible in the envelope provided, or to submit their proxy by Internet or phone, as described in the proxy card previously mailed to you. Stockholders attending the Annual Meeting may vote in person even if they have previously submitted their proxy authorization.
Only stockholders of record as of the close of business on April 21, 2014 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such stockholders shall be open to the examination of any stockholder of record at the Company’s offices during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board of Directors,

Paul M. Ordogne
Corporate Secretary
Covington, Louisiana
April 25, 2014

IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY AUTHORIZATION BY INTERNET OR PHONE EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. SUBMITTING YOUR PROXY AUTHORIZATION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS. IF SO, SIGN AND RETURN EACH OF THE PROXY CARDS YOU RECEIVE OR SUBMIT YOUR PROXY AUTHORIZATION BY INTERNET OR PHONE SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AUTHORIZATION AT ANY TIME BEFORE ITS USE.

Hornbeck Offshore Services, Inc.
103 Northpark Boulevard, Suite 300
Covington, Louisiana 70433

 PROXY STATEMENT
April 25, 2014
 General Information
The 2013 Annual Report to Stockholders, including financial statements, will be made available to stockholders together with these proxy materials on or about April 25, 2014.
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Hornbeck Offshore Services, Inc. (“we”, “our”, “us”, “Hornbeck Offshore” or the “Company”), for the 2014 Annual Meeting of Stockholders to be held on June 19, 2014, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being made available to stockholders on or about April 25, 2014.
Record Date and Voting Securities
Stockholders of record as of the close of business on April 21, 2014 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. There were 36,252,102 shares of our common stock issued and outstanding on the Record Date. Each outstanding share of common stock is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.
Stockholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting, or by proxy submitted by mail or Internet as described on the notice and access card.
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.
The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Thus, broker non-votes and abstentions will have no effect on the election of directors.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to approve the proposal relating to the ratification of the reappointment of independent registered public accountants and auditors. The proposal related to the non-binding approval of executive compensation is advisory only and therefore does not require a particular number of affirmative votes. Although the advisory vote on executive compensation is non-binding, the compensation committee and Board of Directors value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Shares represented at the Annual Meeting that abstain with respect to the proposals for binding votes will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against the approval of executive compensation and the ratification of the reappointment of independent registered accountants and auditors, as applicable. Except for the purposes of determining whether a quorum is present, as discussed below, broker non-votes will not be treated as shares represented at the Annual Meeting and are not entitled to vote for purposes of such proposals, and therefore will have no effect.
Quorum
Except as may be otherwise required by law or the Company’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”) or Fourth Restated Bylaws (“Bylaws”), as amended, the holders of a majority of the Company’s shares of common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will be Voted on Actions to be Taken
The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.
Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications, your proxy representing our common stock will be voted:

•	“FOR” each of the proposed director nominees;

•	“FOR” the ratification of the reappointment of independent registered public accountants and auditors; and

•	“FOR,” on a non-binding advisory basis, approval of the compensation of the Company’s named executive officers.
We expect no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy or submitting the proxy by Internet or phone, as described in the proxy card, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.
Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.
Proxy Solicitation
We will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means. We may choose to engage a paid proxy solicitor to solicit proxies for the Annual Meeting, but have not yet done so.
Stockholder Proposals
If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 by no later than December 25, 2014.
If you want to present a proposal at the 2015 Annual Meeting of Stockholders in person but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by March 21, 2015 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary for a copy of our Bylaws.
Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the designated proxies may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2014 Annual Meeting if the stockholder making the proposal has not given the Company timely notice of such proposal.
Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
Each year in connection with the annual meeting of stockholders, we are required to send to each stockholder of record a notice and access card to the proxy statement and annual report, and to arrange for a proxy statement and annual report to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of notice and access cards to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:
Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Hornbeck Offshore stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.
Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana, 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.
Proposal No. 1 – Election of Directors
Term of Directors
Our Certificate of Incorporation and Bylaws provide that the Board of Directors is classified into three classes. These are designated as Class I directors, Class II directors and Class III directors, with members of each class holding office for staggered three-year terms. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present, or by a sole remaining director.
There are currently three Class III directors, whose terms expire at the 2014 Annual Meeting of Stockholders, three Class II directors, whose terms expire at the 2015 Annual Meeting of Stockholders, and three Class I directors, whose terms expire at the 2016 Annual Meeting of Stockholders, or, in all cases, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws.
Director Nominees and Voting
The Board of Directors has nominated for election as directors the three persons named below. Our Bylaws require that our directors be stockholders of the Company. Each of the nominees for election as Class III directors is currently on the Board and has indicated his willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. If elected at the Annual Meeting, each of the three nominees will serve until the 2017 Annual Meeting of Stockholders (subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal). See “Nomination Process” below for additional information on the nomination of directors.
If any nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board of Directors may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.
The name, age as of April 21, 2014, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills that support the conclusion of the nominating/corporate governance committee that such nominee for Class III director should serve as a director of the Company are set forth below.
Todd M. Hornbeck, 45, has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, Mr. Todd Hornbeck was appointed Chief Executive Officer and in May 2005, he was appointed Chairman of the Board of Directors. Mr. Todd Hornbeck was employed by the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company with over 105 offshore supply vessels operating worldwide, from 1991 to 1996, serving in various positions relating to business strategy and development. Following its merger with Tidewater Inc. (NYSE:TDW) in March 1996, he accepted a position as Marketing Director—Gulf of Mexico ("GoM") with Tidewater, where his responsibilities included managing relationships and overall business development in the U.S. Gulf of Mexico region. He remained with Tidewater until our formation. Mr. Todd Hornbeck currently serves as Chairman and President of the International Support Vessel Owners’ Association (“ISOA”), as a Director and former Chairman of the Offshore Marine Service Association (“OMSA”) and as a Director of the National Ocean Industries Association (“NOIA”). Mr. Todd Hornbeck is the son of Mr. Larry D. Hornbeck, one of our directors.
As our co-founder, Mr. Todd Hornbeck brings his vision and goals for the Company to the Board. Under his leadership, we have expanded from a small private company to a large, global provider of technologically advanced offshore service vessels. Mr. Todd Hornbeck’s extensive experience in the offshore service vessel industry, and over 16 years leading our company, positions him well to serve as our Chairman, President and Chief Executive Officer. See also the section entitled “Board Structure, Risk Oversight, Committee Composition and Meetings” below.
Patricia B. Melcher, 54, has served as one of our directors since October 2002. She currently serves as Managing Director of EIV Capital, LLC and Chief Executive Officer of EIV Capital Management Co., LLC, which manage EIV Capital Fund II, LP and EIV Capital Fund LP, respectively, private equity funds focused on making investments in the energy industry. She assumed her duties with EIV Capital, LLC upon the formation of EIV Capital Fund II, LP in July 2013 and joined the management of EIV Capital Management Co., LLC in April 2009 being named Chief Executive Officer in August 2009. Pursuant to her duties with respect to EIV Capital Fund LP and EIV Capital Fund II, LP, Ms. Melcher, from time to time, serves as a director of certain of its portfolio investment companies. From November 2004 through August 2009, she co-founded and managed Go Appetit Foods, LLC, a privately-owned company that developed and distributed innovative all-natural foods and beverages. From 1997 to 2006, Ms. Melcher served as the President of Allegro Capital Management, Inc., a privately-owned investment company focused on private equity investments in, and consulting to, energy-related companies. From 1989 to 1994, she worked for SCF Partners, L.P., an investment fund sponsor specializing in private equity investments in oilfield service companies. From 1986 to 1989, Ms. Melcher worked for Simmons & Company International, or Simmons, one of the largest investment banks providing services exclusively to the energy industry.
With over 27 years’ experience as a private equity investor, consultant and investment banker, Ms. Melcher brings to the Board significant experience in evaluating the financial and operating performance of companies and assessing risks in the energy industry. In addition, Ms. Melcher’s past and current experience serving on the boards of for-profit as well as not-for-profit companies gives her a broad understanding of the financial needs and strategic priorities of companies in diverse industries, including oilfield services. Ms. Melcher’s management and investment banking experience make her particularly well-suited to be a member of our Board and a member and chairman of our audit committee.
Nicholas L. Swyka, Jr., 70, was appointed to our Board of Directors as a Class III Director in February 2012. Mr. Swyka has over 30 years of energy related investment banking experience. From September 1999 until his retirement in June 2011, he served as Vice Chairman of Simmons. During this time, Mr. Swyka also served on Simmons’ Executive Management, Compensation and Underwriting Committees. From January 1987 until September 1999, he served as Managing Director and Co-Head of Investment Banking for Simmons. During that time, he functioned as senior team leader advising the Boards of Directors of both public and private energy companies on a significant number of energy industry transactions, including mergers, acquisitions and divestitures, as well as capital market transactions. Mr. Swyka continues to serve as an Advisory Director to Simmons pursuant to a consulting agreement. Mr. Swyka also currently serves as an Advisory Director to the University of Texas Marine Science Institute and NOIA.  He is also past President and Chairman and currently serves on the Executive Committee of the Houston Ballet Foundation.
Prior to joining Simmons, Mr. Swyka spent seven years with a major accounting firm, leaving as a senior manager, where he supervised the audits of private and public companies.
Mr. Swyka brings to our Board significant industry and capital market experience, critical insights into the issues facing the global oil and gas industry, a proven track record of providing financial advisory services to the growing energy service sector and a personal knowledge, from having served as our financial advisor, of the history and the accomplishments of our Company since its inception.
The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Nevertheless, the Board has adopted a policy that requires that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board whether or not it should accept the tendered resignation. The Company will publicly disclose the Board's decision within 90 days of the certification of the election results.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of each of the nominees.
Incumbent Class I Directors
The name, age as of April 21, 2014, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class I director are set forth below.

Bruce W. Hunt, 56, has served as one of our directors since August 1997 and was appointed lead independent director in May 2005. He has been President of Petrol Marine Corporation since 1988 and President and Director of Petro-Hunt, L.L.C. since 1997, each of which is an energy-related company. Mr. Hunt served as a director of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, from November 1992 to March 1996, when it merged with Tidewater Inc. In April 2012, Mr. Hunt was named as a director of ViewPoint Financial Group, Inc. (NASDAQ: VPFG), parent company of ViewPoint Bank, N.A.
Mr. Hunt is an experienced business leader with the skills and attributes necessary to be our lead independent director. As a director of ours for more than 16 years and as a director of the original Hornbeck Offshore Services, Inc., he has gained a deep understanding of our direction and goals and the Board’s ability to oversee our success. His experience in the energy industry, including with offshore service vessels, further augments his range of knowledge and insight relevant to our operations. Mr. Hunt also represents the interest of stockholders, particularly through his affiliation with the William Herbert Hunt Trust Estate, which has been one of our largest stockholders since August 1997.
Kevin O. Meyers, Ph.D., 60, was appointed to our Board of Directors as a Class I Director in June 2011. Dr. Meyers is a consultant with 31 years of experience in the oil and gas industry. He served as the Senior Vice President, Exploration and Production—Americas of ConocoPhillips (NYSE:COP), a publicly traded oil and gas company, from May 2009 until his retirement in December 2010. Before assuming that role, Dr. Meyers had been President of ConocoPhillips Canada from December 2006 until May 2009. From October 2004 to November 2006, he served as President of ConocoPhillips’ Russian and Caspian Region, based in Moscow, where he was responsible for exploration and production activities in the former Soviet Union and was the lead executive in Russia for the COP LUKOIL strategic alliance. Prior to moving to Russia, Dr. Meyers was President of ConocoPhillips Alaska, a position he had held since Conoco Inc. and Phillips Petroleum Company merged in 2002. Prior to the merger, Dr. Meyers had held a similar position with Phillips Petroleum Company. He held that position following the acquisition by Phillips Petroleum Company of certain Alaskan assets of the Atlantic Richfield Company (“ARCO”). Dr. Meyers was President of ARCO Alaska from 1998 to 2000 and served in various other positions with ARCO from 1980 through 1998. Dr. Meyers also currently serves on the board of directors of Precision Drilling Corporation (NYSE: PDS), Bill Barrett Corp. (NYSE: BBG) and Denbury Resources Inc. (NYSE: DNR). Dr. Meyers holds a doctorate in chemical engineering from the Massachusetts Institute of Technology and bachelor’s degrees in chemistry and mathematics from Capital University in Ohio.
Dr. Meyers brings to the Board significant major oil company executive experience and critical insights into the issues facing the global oil and gas industry from the perspective of our customers. This experience and perspective allows Dr. Meyers to make significant contributions as a critical member of the Board and the committees on which he serves.
Bernie W. Stewart, 69, has served as one of our directors since November 2001 and served as the Chairman of our Board from February 2002 to May 2005. Mr. Stewart was Senior Vice President, Operations of R&B Falcon Corporation (NYSE:FLC), a contract drilling company, and President of R&B Falcon Drilling U.S., its domestic operating subsidiary, from May 1999 until R&B Falcon Corporation merged with Transocean Sedco Forex Inc. (NYSE:RIG) in January 2001. Between April 1996 and May 1999, he served as Chief Operating Officer of R&B Falcon Holdings, Inc. and as its President from January 1998 until May 1999. From 1993 until 1996, he was Senior Vice President and Chief Operating Officer of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, where he was responsible for overall supervision of the company’s operations. From 1986 until 1993, he was President of Western Oceanics, Inc., an offshore drilling contractor. Since leaving R&B Falcon Corporation upon its merger with Transocean Sedco Forex, Mr. Stewart has been an independent business consultant.
Mr. Stewart’s more than 15 years of executive experience in the offshore energy industry brings to the Board critical insights into the operational requirements of a public offshore service vessel company. In addition, his experience as our former Chairman, one of our directors, and as an officer of the original Hornbeck Offshore Services, Inc., gives him a deep understanding of our operations and of the important role of the Board.
Incumbent Class II Directors
The name, age as of April 21, 2014, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class II director are set forth below.
Larry D. Hornbeck, 75, has served as a director since August 2001. An executive with over 38 years of experience in the offshore supply vessel business worldwide, Mr. Larry Hornbeck was the sole founder of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company. From its inception in 1981 until its merger with Tidewater Inc. (NYSE:TDW) in March 1996, Mr. Larry Hornbeck served as its Chairman of the Board, President and Chief Executive Officer. Following the merger, Mr. Larry Hornbeck served as a director and a member of the audit committee of Tidewater Inc. from March 1996 until October 2000. From 1969 to 1980, Mr. Larry Hornbeck served as an officer in various capacities, culminating as Chairman, President and Chief Executive Officer of Sealcraft Operators, Inc., a NASDAQ-listed publicly traded offshore service vessel company operating 29 geophysical and specialty service vessels worldwide. He served on the board of directors and as chairman of the compensation committee of Coastal Towing, an inland marine tug and barge company, from 1992 through 2003. Mr. Larry Hornbeck assisted in orchestrating the founding of the current Company and is the father of Mr. Todd M. Hornbeck, our Chairman, President and Chief Executive Officer.
In addition to the leadership roles in which Mr. Larry Hornbeck has served or currently serves, he has extensive involvement in international and domestic marine industry associations. Mr. Larry Hornbeck helped form and served on the boards of several marine industry associations, including OMSA and NOIA. He also served on the board of directors of the American Bureau of Shipping (“ABS”) and ISOA. Relationships Mr. Larry Hornbeck formed in these organizations and in his leadership roles in public companies continue to benefit the Company to this day.
Mr. Larry Hornbeck brings to the Board a deep understanding of the operations of a public company in the offshore service vessel industry. With his many years of experience as both Chief Executive Officer and Chairman of the Board of the original Hornbeck Offshore Services, Inc. and of Sealcraft Operators, Inc., Mr. Larry Hornbeck brings not only management expertise, but unique technical knowledge of offshore service vessels and their application, construction and operation. This, combined with his years of experience as one of our directors and his continued active involvement in the Company, make him an invaluable contributor to our Board.
Steven W. Krablin, 64, was appointed to our Board of Directors as a Class II Director in August 2005. Mr. Krablin was the President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services Inc. (NASDAQ:TTES), a publicly held company that designed, manufactured, repaired and serviced products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas, from March 2009 until T-3 was acquired in January 2011. From April 2005 until joining T-3 Energy Services in March 2009, Mr. Krablin was a private investor. From January 1996 until April 2005, Mr. Krablin served as the Senior Vice President and Chief Financial Officer of National Oilwell, Inc. (NYSE:NOI), a major manufacturer and distributor of oil and gas drilling equipment and related services for land and offshore drilling rigs. In March 2005, National Oilwell merged with Varco International, Inc. (NYSE:VRC) to become National Oilwell Varco, Inc. (NYSE:NOV). Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial Officer of Enterra Corporation until its merger with Weatherford International. From November 2004 to March 2009, Mr. Krablin served as a director of Penn Virginia Corporation (NYSE:PVA), an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas and in December 2010 rejoined the Penn Virginia board as a director. Since July 2006, Mr. Krablin has served as a director of Chart Industries, Inc. (NASDAQ:GTLS), a global manufacturer of standard and custom-engineered products and systems for cryogenic and heat-transfer applications. Mr. Krablin is a retired certified public accountant.
As an experienced financial and operational leader with a variety of public companies in the energy industry, Mr. Krablin brings a broad understanding of business globally, which is particularly important for our company, as we continue to expand our operations in foreign countries. Mr. Krablin brings management experience, leadership capabilities, financial knowledge and business acumen to our Board. Drawing from that experience, he brings a unique perspective to the Board and the committees on which he serves.
John T. Rynd, 57, was appointed to our Board of Directors as a Class II Director in June 2011. Since June 2008, Mr. Rynd has served as the Chief Executive Officer and President, and as a director, of Hercules Offshore, Inc. (NASDAQ:HERO), a publicly traded global provider of offshore contract drilling, liftboat and inland barge services. From July 2007 to June 2008, he served as Executive Vice President and Chief Operating Officer of Hercules Offshore, Inc. From October 2005 to July 2007, he served as Senior Vice President of Hercules Offshore, Inc. and President of Hercules Drilling Company, LLC. Prior to joining Hercules Offshore, Inc., Mr. Rynd worked at Noble Drilling Services Inc., a wholly owned subsidiary of Noble Corporation, a contract drilling company, as Vice President—Investor Relations from October 2000 to September 2005 and as Vice President—Marketing and Contracts from September 1994 to September 2000. From June 1990 to September 1994, Mr. Rynd worked for Chiles Offshore Corporation, a contract drilling company, in various positions, including as Vice President—Marketing. Mr. Rynd currently serves as Chairman of NOIA.
As an active chief executive officer of a publicly traded drilling and marine services company with a major presence in the GoM, Mr. Rynd has a deep understanding of the unique challenges currently facing our Company and the rest of the offshore energy industry in our core geographic markets. We believe that this unique understanding together with Mr. Rynd’s leadership skills allow him to make meaningful contributions to the Board and the committees on which he serves.

Board Structure, Risk Oversight, Committee Composition and Meetings
Our Board of Directors is comprised of nine members, including the Chairman, divided into three classes as described under “Term of Directors” above. Other than Mr. Todd Hornbeck, who serves as our President, Chief Executive Officer and Chairman, there are no other members of the Company’s management that serve on the Board. Seven of the nine Board members are independent as contemplated under Commission and NYSE requirements. We have three committees of the Board—audit, compensation and nominating/corporate governance—that are comprised solely of independent directors, including their chairs. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of the NYSE. The Company has a lead independent director who chairs and oversees the executive sessions of the non-management directors (generally meeting at least quarterly) and independent directors (meeting at least annually). Of the eight non-management members of the Board, six have served as executive officers of public companies (two of whom are currently serving or have served in the combined positions of chairman and chief executive officer). All of our non-management directors, including the seven independent directors, have significant experience with Board processes, and specifically their role and responsibilities in oversight on behalf of the Company’s stockholders. For additional information regarding our directors’ backgrounds, see “Term of Directors” above. The existence and leadership of our lead independent director, the committee chairs and the committee members, all being independent directors, and the seven to two independent majority of the Board provides for substantial independent oversight of the Company.
In May 2005, the Board unanimously elected Mr. Todd Hornbeck as Chairman of the Board of Directors. Mr. Todd Hornbeck was the principal catalyst and visionary behind the creation of the Company as primarily a new generation offshore service vessel business and has been instrumental in the growth and development of the Company. He has served the Company as President since its founding in June 1997 and as Chief Executive Officer since February 2002. As President and Chief Executive Officer, Mr. Todd Hornbeck is responsible for the operation of the Company and the execution of the Company’s strategy. Over the years, he has demonstrated excellent executive management skills and has led this Company from a “greenfield” start-up to its present status as a publicly-held, NYSE-listed Company with 53 new generation OSVs and 4 MPSVs with a net book value of $2.1 billion as of December 31, 2013. Under its fifth OSV newbuild program, the Company has contracted for the delivery of 19 new generation OSVs and 5 MPSVs. Given the growth of the Company, and the importance of the performance of the Company and the execution of corporate strategy in the Board’s considerations and duties, the Board believes that Mr. Todd Hornbeck is the person best qualified to serve as the Chairman of the Board. Additionally, it is the view of our Board that having Mr. Todd Hornbeck serve in the combined positions of President, Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders. It signals to our employees, suppliers, customers and the investment community that a single person is responsible for providing direction in the management of the Company’s operations and growth initiatives. Such a single leader helps avoid the potential for duplication of efforts, for confusing or conflicting senses of direction or for personality conflicts. Moreover, the structure of our Board and committees, the level of independence represented on each, the experience of our directors and our lead independent director balance and complement the combined offices of Chairman, President and Chief Executive Officer. The Board maintains the authority to modify this structure if and when the Board believes such modification would be in the best interests of the Company and its stockholders.
In addition to his leadership skills, the Company has benefited and continues to benefit from Mr. Todd Hornbeck’s experience with the original Hornbeck Offshore Services, Inc., a NASDAQ-listed company founded by his father, Mr. Larry Hornbeck, in 1981. The current Company carries the Hornbeck family name, uses the same horsehead logo and trademarks as the prior company and is able to benefit from long-standing working relationships with customers, vendors and Wall Street analysts, many of whom also had relationships with Messrs. Todd and Larry Hornbeck at the prior public company. Unlike other companies that are led by non-founding managers, the Company benefits to a substantial extent from the history, entrepreneurial spirit, industry expertise and leadership of its founder.
The Company’s leadership structure contributes to the manner in which the Board oversees risk by providing a high level of experience and independence to the process of risk oversight. The Board’s oversight of risk is centered principally on risks associated with the Company’s strategic plans, growth initiatives and financial results as well as risks attendant to the legal and regulatory environment in which the Company operates both domestically and abroad. The Board performs this oversight role by receiving and discussing reports each quarter from executive management, including major risks confronting the Company. A specific report concerning legal compliance is given each quarter in which the Board is advised of the approach to managing any known material legal risks being faced by the Company. While operational risk management is overseen by executive management, the Board also receives periodic reports, including discussions of the management of operating risks and the strategies employed by the Company in order to mitigate those risks, such as the placement of insurance and contracting strategies. The audit committee enhances the Board’s oversight of risk management by regularly assessing the overall corporate “tone” for quality financial reporting and ethical behavior. Each quarter the audit committee discusses with executive management, the internal auditors and the independent auditor the adequacy and effectiveness of the Company’s accounting and financial controls and, where appropriate, the Company’s policies and procedures that impact business risks and certain of the Company’s compliance programs. The Company’s compensation policies and practices are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. After reviewing the compensation policies and practices of the Company, the Board concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
The Board has determined that Ms. Patricia B. Melcher and Messrs. Bruce W. Hunt, Kevin O. Meyers, John T. Rynd, Steven W. Krablin, Bernie W. Stewart and Nicholas L. Swyka, Jr. are “independent” for purposes of Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. The Board based its determinations of independence primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. No material relationships between the Company and any independent directors were discerned.
During 2013, our Board of Directors held six meetings and took action by unanimous written consent three times. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of each committee of the Board on which they served. All directors are expected to attend Annual Meetings, and all of our directors attended our last Annual Meeting of Stockholders.
The Company has established Corporate Governance Guidelines, which may be found on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the NYSE Listing Standards. Pursuant to the Company’s Corporate Governance Guidelines, our non-management directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. If the non-management directors include directors that are not independent directors (as determined by our Board), the independent directors are required to meet in at least one separate session annually that includes only the independent directors. Because the Chairman of the Board is also a member of management, the non-management directors’ and independent directors’ separate sessions are presided over by the Lead Independent Director or, in his absence, by an independent director elected by a majority of the independent directors.
Committees of the Board of Directors
Audit Committee
The Board of Directors has established an audit committee currently comprised of Ms. Melcher and Messrs. Hunt, Krablin, Stewart, and Swyka with Ms. Melcher as Chair. The audit committee operates under a written charter adopted by the Board of Directors. The Board has determined that each director currently serving on the audit committee is independent for purposes of Section 10A(m)(3) of the Exchange Act, and Section 303A.07 of the New York Stock Exchange, or NYSE, Listed Company Manual and satisfies the financial literacy requirements of the NYSE. The Board has also determined that each of Ms. Melcher and Messrs. Krablin and Swyka qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Ms. Melcher and Messrs. Krablin and Swyka are financially literate and have accounting or related financial management expertise, as described in their biographical information under “Director Nominees and Voting” above. The audit committee met five times during 2013 and took action by unanimous written consent once in 2013.
In addition to certain duties prescribed by applicable law, the audit committee is charged, under its written charter, to select and engage the independent public accountants to audit our annual financial statements, subject to stockholder ratification. The audit committee also establishes the scope of, and oversees the annual audit and approves any other services provided by public accounting firms. Furthermore, the audit committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and overseeing our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. In doing so, it is the responsibility of the audit committee to maintain free and open communication among the audit committee, our independent auditors, the internal audit function and management of the Company. See “Audit Committee Report” below for further information on the functions of the audit committee.

Compensation Committee
The Board of Directors has established a compensation committee currently comprised of Messrs. Meyers, Rynd, Stewart and Swyka, with Mr. Stewart as Chair. The compensation committee operates under a written charter adopted by the Board of Directors. In addition to certain duties prescribed by applicable law, the compensation committee is charged, under its written charter, to address all forms of compensation of the Company’s executive officers and directors. The compensation committee approves and monitors annual executive and director compensation for each year and as part of the Company’s annual budget process. The compensation committee has sole authority to retain compensation consultants and may not form or delegate authority to subcommittees without Board approval. See “Compensation Discussion and Analysis” below for additional information on the Company’s procedures for consideration and determination of executive and director compensation.
Our Board has determined that each member of the compensation committee meets the independence requirements of the NYSE. The compensation committee met eight times during 2013 and did not act by unanimous written consent in 2013.
Nominating/Corporate Governance Committee
Our Board of Directors has also established a nominating/corporate governance committee, currently comprised of Messrs. Hunt, Krablin, Rynd and Stewart, with Mr. Hunt as Chair. In addition to certain duties prescribed by NYSE listing requirements, the committee is charged, under its written charter, to develop, review and recommend to the Board a set of corporate governance principles for the Company, and to identify, review and recommend to the Board possible candidates for Board membership.
Our Board has determined that each member of the nominating/corporate governance committee meets the independence requirements of the NYSE. The nominating/corporate governance committee met three times during 2013 and did not act by unanimous written consent in 2013.
Availability of Certain Committee Charters and Other Information
The charters for our audit, compensation and nominating/corporate governance committees, as well as our Corporate Governance Guidelines, Procedures for Communication with Directors, Executive Officer Code of Conduct and Code of Business Conduct and Ethics for Members of the Board of Directors, can all be found, free of charge, on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com. We recently restated and renamed our prior "Employee Code of Business Conduct and Ethics" and adopted a new code of conduct named "Navigating with Integrity" which is applicable to all employees, including Executive Officers. "Navigating with Integrity" and our Executive Officer Code of Conduct apply to our Chief Executive Officer and to our Chief Financial Officer who is our principal financial and accounting officer. We intend to disclose any changes to or waivers from the provisions of "Navigating with Integrity" or our Executive Officer Code of Conduct that would otherwise be required to be disclosed under Item 5.05 of a Form 8-K on our website. We will also provide printed copies of these materials to any stockholder or other interested person upon request to Hornbeck Offshore Services, Inc., Attn: Samuel A. Giberga, General Counsel and Chief Compliance Officer, 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the Securities and Exchange Commission, or the Commission.
We also make available on our website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as well as other documents that we file with or furnish to the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are filed with, or furnished to, the Commission.
Nomination Process
It is our Board of Director’s responsibility to nominate members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The nominating/corporate governance committee assists the Board by identifying and reviewing potential candidates for Board membership consistent with criteria approved by the Board. The nominating/corporate governance committee also annually recommends qualified candidates (which may include existing directors) for approval by the Board of a slate of nominees to be proposed for election to the Board at the annual meeting of stockholders. Having considered the qualifications of these individuals, in February 2014, the nominating/corporate governance committee approved the Class III director candidates, and recommended to the Board of Directors the re-election of the three candidates nominated above.

As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of stockholders. In the event of a vacancy on the Board between annual meetings of the Company’s stockholders, the Board may request that the nominating/corporate governance committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies, if the Board determines that such vacancies will be filled. The Company’s Bylaws require at least four directors and allow for up to nine directors. At present, the Company has nine directors. The Board is permitted by the Bylaws to create a new directorship upon the affirmative vote of 66 2/3% of the directors then in office and to fill existing or newly created directorship slots by a majority vote of the directors then in office. The number may be decreased below four or increased above nine only by the vote of holders of at least 80% of the shares entitled to vote thereon or the unanimous vote of the Board of Directors.
When formulating its recommendations for potential Board nominees, the nominating/corporate governance committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the nominating/corporate governance committee or the Board may deem appropriate.
Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com, are determined by the Board, with input from the nominating/corporate governance committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s commitments to the boards of other companies. While the Board does not have a formal policy with respect to diversity of potential Board nominees, the nominating/corporate governance committee considers the impact a potential Board nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. The resulting diversity of the Board allows each member of the Board an opportunity to provide specific input to Board decisions in his or her respective area of expertise. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. The Board believes the qualification guidelines included as Exhibit A to the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.
Nominations for Directors
The nominating/corporate governance committee will consider candidates for director nominees that are recommended by stockholders of the Company in the same manner as Board recommended nominees, in accordance with the procedures set forth in the Bylaws. Any such nominations should be submitted to the Board of Directors, care of the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 and accompany it with the following information:

•
appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder(s).
The written recommendation should be submitted within the time frame described under the caption “Stockholder Proposals” above.
Communications with the Board of Directors
The Board of Directors, of which a majority are independent, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board of Directors. This process is located on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com. The relevant document is titled “Procedures for Communication with Directors.”
In addition, stockholders, or other interested persons, wishing to communicate with our Board of Directors for anonymous complaints about accounting, internal controls and auditing issues may call the Company’s toll-free Ethics Helpline at 1-800-506-6374 as more particularly described on the Compliance link found on the Company’s website, www.hornbeckoffshore.com. Online reports may also be made anonymously by accessing our ethics reporting procedure available at www.hoscompliance.com. Our audit committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.
Proposal No. 2 – Selection and Ratification of the Independent Registered Public
Accountants and Auditors
Our audit committee and Board of Directors seek stockholder ratification of the reappointment of Ernst & Young LLP to act as the independent registered public accountants and auditors of our consolidated financial statements for the 2014 fiscal year. If the stockholders do not ratify the appointment of Ernst & Young LLP, the audit committee will reconsider this appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of the independent auditors.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for fiscal year 2014.
Independent Auditors and Fees
Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditors in 2002. The audit committee approved the reappointment of Ernst & Young LLP as independent registered public accountants and auditors for the 2014 fiscal year, subject to ratification by the stockholders.
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Year Ended December 31,
	2013	2012
Audit fees (1)	$706,376	$866,996
Audit related fees (2)	43,000	12,600
Tax fees (3)	378,197	309,719
Total	$1,127,573	$1,189,315

(1)
Audit fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation. Audit fees for 2013 included $99,783 related to our 2013 debt offerings and $24,335 related to our 2013 registration statement. Audit fees for 2012 included $301,445 related to our 2012 debt offerings and $31,900 related to our 2012 registration statements.

(2)
Audit related fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)
Tax fees: Consists of tax compliance and preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance related to the impact of mergers and acquisitions, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.
The audit committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.

Proposal No. 3 – Advisory Vote on Executive Compensation
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Section 14A of the Exchange Act and the preference for annual non-binding advisory votes on executive compensation expressed by our stockholders at the 2011 Annual Meeting, the Company is providing its stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers. This vote is commonly referred to as a “Say-on-Pay” vote.
As more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s compensation programs are structured to align the interests of our executive officers with the interests of stockholders. As a result, our compensation programs are designed to attract, reward and retain key executives who are critical to the Company’s long-term success. Under these programs, a significant portion of each executive officer’s compensation opportunities are generally based on the achievement of specific annual and long-term corporate goals that enhance stockholder value.
The compensation committee reviews the compensation programs for executive officers to ensure that they achieve the desired goals of aligning the Company’s executive compensation structure with stockholders’ interests and maintaining competitive market practices. The compensation committee uses the following three non-discretionary performance measures as cash incentive compensation targets: (i) earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted by loss on early extinguishment of debt, stock-based compensation expense and interest income (as applicable), or adjusted EBITDA, (ii) operating margin and (iii) safety record. All references herein to operating margin, safety statistics and adjusted return on invested capital are limited to, for periods prior to the August 29, 2013 disposition of substantially all of the assets of our Downstream Segment, the operating margin, safety statistics and adjusted return on invested capital of our Upstream segment.
The compensation committee uses a variety of vehicles and vesting periods to deliver long-term incentive awards to executive officers. For example, during 2012 and 2013, time-vest and performance-based restricted stock units were granted to executive officers. Both internal measures and measures of Company performance relative to peers have been used as a basis on which to award long-term compensation to executive officers.
The Company is seeking your approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis.”
This Say-on-Pay vote is advisory; therefore it will not be binding on the Company, our Board of Directors or the compensation committee. However, the compensation committee and Board of Directors value constructive dialogue with our stockholders on executive compensation and other governance topics and encourage all stockholders to vote their shares on this matter. The compensation committee and Board of Directors considered the affirmative results of last year’s Say-on-Pay vote when evaluating executive compensation programs in 2014 and will consider the outcome of this year’s vote when evaluating future executive compensation programs.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation for the Company’s named executive officers as set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement.
EXECUTIVE OFFICERS
The names, ages as of April 21, 2014, position and other information concerning our named executive officers are set forth below.

Name	Age	Position
Todd M. Hornbeck	45	Chairman, President and Chief Executive Officer (CEO)
Carl G. Annessa	57	Executive Vice President and Chief Operating Officer (COO)
James O. Harp, Jr.	53	Executive Vice President and Chief Financial Officer (CFO)
Samuel A. Giberga	52	Executive Vice President, General Counsel (GC) and Chief Compliance Officer (CCO)
John S. Cook	45	Executive Vice President, Chief Commercial Officer (CCO) and Chief Information Officer (CIO)

Todd M. Hornbeck has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, he was appointed Chief Executive Officer. In May 2005, he was appointed Chairman of the Board. Until February 2007, he also served as our Secretary. Please refer to “Director Nominees and Voting” above for additional information with respect to Mr. Todd Hornbeck’s background and experience.
Carl G. Annessa was appointed Executive Vice President in February 2005. Prior to that time, Mr. Annessa served as our Vice President of Operations beginning in September 1997. In February 2002, he was appointed Vice President and Chief Operating Officer. Mr. Annessa is responsible for executive oversight of our fleet operations and for oversight of design and implementation of our vessel construction programs. Prior to joining us, he was employed for 17 years by Tidewater Inc. (NYSE:TDW) in various technical and operational management positions, including management of large fleets of offshore supply vessels in the Arabian Gulf, Caribbean and West African markets, and was responsible for the design of several of Tidewater’s vessels. Mr. Annessa was employed for two years by Avondale Shipyards, Inc. as a naval architect before joining Tidewater. Mr. Annessa received a degree in naval architecture and marine engineering from the University of Michigan in 1979.
James O. Harp, Jr. was appointed Executive Vice President in February 2005. Prior to that time, Mr. Harp served as our Vice President and Chief Financial Officer beginning in January 2001. Before joining us, Mr. Harp served as Vice President in the Energy Group of RBC Dominion Securities Corporation, an investment banking firm, from August 1999 to January 2001, and as Vice President in the Energy Group of Jefferies & Company, Inc., an investment banking firm, from June 1997 to August 1999. During his investment banking career, Mr. Harp worked extensively with marine-related oil service companies, including as our investment banker in connection with our private placement of common stock in November 2000. From July 1982 to June 1997, he held roles of increasing responsibility in the tax section of Arthur Andersen LLP, ultimately serving as a Tax Principal, and had a significant concentration of international clients in the oil service and maritime industries. Since April 1992, he has also served as Treasurer and Director of SEISCO, Inc., a privately held seismic brokerage company that he co-founded. Mr. Harp is an inactive certified public accountant in Louisiana.
Samuel A. Giberga was appointed Executive Vice President in June 2011. Prior to that time, Mr. Giberga served as our Senior Vice President beginning in February 2005. Mr. Giberga has also served as our General Counsel since January 2004 and our Chief Compliance Officer since June 2011. Prior to joining us, Mr. Giberga was engaged in the private practice of law for fourteen years. Mr. Giberga was a partner in the New Orleans based law firm of Correro, Fishman, Haygood, Phelps, Walmsley & Casteix from February 2000 to December 2003 and served as a partner at Rice, Fowler, Kingsmill, Vance & Flint, LLP from March 1996 to February 2000. During his legal career, Mr. Giberga has worked extensively with marine and energy service companies in a variety of contexts with a significant concentration in general business, international and intellectual property matters. He was also a co-founder of Maritime Claims Americas, L.L.C., which operates a network of correspondent offices for marine protection and indemnity associations throughout Latin America. From June 2005 through February 2007, Mr. Giberga served as a director of the American Steamship Owners Mutual Protection and Indemnity Association Inc. (the American Club), a mutual protection and indemnity association in which the Company’s principal operating subsidiaries were then entered as members. Mr. Giberga occasionally serves as an adjunct professor in intellectual property law matters at Loyola University Law School in New Orleans.
John S. Cook was appointed Executive Vice President and Chief Commercial Officer in February 2013. Prior to that time, Mr. Cook served as our Senior Vice President beginning in May 2008. Mr. Cook was initially designated an executive officer and appointed a Vice President in February 2006. Mr. Cook has also served as our Chief Information Officer since May 2002 and continues to serve in that role. Before joining us, Mr. Cook held roles of increasing responsibility in the business consulting section of Arthur Andersen LLP from January 1992 to May 2002, ultimately serving as a Senior Manager. During his consulting career, Mr. Cook assisted numerous marine and energy service companies in various business process and information technology initiatives, including strategic planning and enterprise software implementations. Mr. Cook is an inactive certified public accountant in Louisiana and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Philosophies and objectives of the Company’s executive compensation program
The Company’s executive compensation programs reflect its entrepreneurial culture and philosophy that executives, including our named executive officers, 1) are hired to devise and execute strategies that create long-term stockholder value consistent with the Company’s mission statement; and 2) are appropriately rewarded for doing so.

The objectives of our executive compensation programs are 1) to attract and retain executives that possess abilities essential to the Company’s long-term competitiveness and success; 2) to support a performance-oriented environment; and 3) to create a culture of ownership allowing executives to share meaningfully with stockholders in the long-term enhancement of stockholder value.
The Company’s compensation program for executive officers rewards the following attributes:

•
Financial Performance. The Company rewards decision-making that achieves operating results that increase stockholder value over the long-term and compare favorably to the operating results of our peers.

•
Excellence. The Company expects its executive officers to discharge their duties with excellence and professionalism. The Company expects a high level of enthusiasm, integrity, diligence, analytical rigor, business acumen and attention to detail.

•	Leadership. Executives of the Company are expected to demonstrate leadership.

•	Teamwork. Executives are evaluated as members of a team, not merely as individuals.

•
Loyalty. We promote a culture of ownership throughout the Company and reward employees, including our named executive officers, who remain dedicated to the Company over the long-term with equity ownership opportunities as well as other forms of long-term compensation.

•	Prudent Operating Practices. The Company expects executive decision-making that promotes safe, effective and prudent work practices.
The elements of compensation used by the Company
The Company’s executive compensation program is comprised of the following elements:

•	Base Salary

•	Cash Incentive Compensation and, when appropriate, Cash Bonuses

•	Equity Incentive Compensation

•	Benefits and Certain Perquisites
General. The compensation committee considers Company information, historical compensation information about each executive officer and data derived from market sources, including data regarding peer companies, as points of reference for the appropriate mix of compensation elements. Historically, total annual cash compensation, which consists of base salary, cash incentive compensation and bonuses, has been targeted above the median of the Industry Peer Group (as defined below) while equity incentive compensation has been targeted at or above the seventy-fifth percentile of the Industry Peer Group. Total direct compensation, which includes both total annual cash compensation and equity incentive compensation, but excludes other compensation, has been targeted historically between the sixtieth and seventy-fifth percentiles of the Industry Peer Group for our named executive officers.
A discussion concerning how we conduct comparisons with other companies, including our use of compensation consultants and our Industry Peer Group, is provided in the sections entitled “How and when we have used a compensation consultant” and “How and why we benchmark executive compensation against our peers” below.
Base Salary. The Company pays base salary to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the compensation committee. In determining individual salaries, the compensation committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to peer and competitor companies, including the Industry Peer Group, and the Company’s annual financial budget. In addition, the compensation committee considers the overall performance of the Company and the recommendations of the Chief Executive Officer concerning the compensation of the other executive officers. After three consecutive years without salary increases for our executive officers, the compensation committee awarded modest base salary increases in 2012 for all of our named executive officers which remained unchanged for 2013 except for John S. Cook, who was promoted effective January 1, 2013 and received a base salary increase as a result of his promotion.

In 2014, following input from our independent compensation consultant, Pearl Meyer & Partners, or PMP, the compensation committee awarded base salary increases to our named executive officers reflected below effective January 1, 2014.

Executive	Title	2013 Base Salary	2014 Base Salary
Todd M. Hornbeck	Chairman, President & CEO	$601,000	$750,000
Carl G. Annessa	Executive Vice President & COO	$364,000	$400,000
James O. Harp, Jr.	Executive Vice President & CFO	$364,000	$400,000
Samuel A. Giberga	Executive Vice President, GC & CCO	$286,000	$325,000
John S. Cook	Executive Vice President, CCO & CIO	$271,000	$325,000

Cash Incentive Compensation and Bonuses. The Company utilizes non-equity incentive compensation, also referred to herein as "cash incentive compensation," in order to incentivize the achievement of specific results each year and the relative out-performance of our peers for the measurement period. Other than the percentage of base salary that can be achieved as set forth in the table below, the program for awarding annual cash incentive compensation is identical for all of our executive officers. In 2013, the Company awarded target cash incentive compensation based on four components: (i) adjusted EBITDA, (ii) operating margin, (iii) total recordable incident rate, or TRIR, and (iv) the discretion of the compensation committee.
The adjusted EBITDA component represents 37.5% of the aggregate potential cash incentive compensation. The operating margin component and the safety component each represents 18.75% of the aggregate potential cash incentive compensation. The discretionary component represents 25% of aggregate potential cash incentive compensation. We refer to each of these percentages herein as an "Applicable Percentage."
For the non-discretionary components, achievement of a component "threshold" metric earns cash incentive compensation of 50% of base salary multiplied by the Applicable Percentage, achievement of the component "target" metric earns cash incentive compensation of 100% of base salary multiplied by the Applicable Percentage, and achievement of the component "maximum" metric earns cash incentive compensation of 200% of base salary multiplied by the Applicable Percentage, with the cash incentive compensation for the adjusted EBITDA, operating margin and safety components interpolated on a straight-line basis for target results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.
The following table sets forth the threshold, target and maximum metrics for each non-discretionary component used to award cash incentive compensation in 2013.

Component	Threshold Metric (50%)	Target Metric (100%)	Maximum Metric (200%)
Adjusted EBITDA	75% of the adjusted EBITDA Target	100% of the adjusted EBITDA Target	125% of the adjusted EBITDA Target
Upstream Operating Margin	75% of the Average Operating Margin of Public Company OSV Peer Group	Average Operating Margin of Public Company OSV Peer Group	125% of the Average Operating Margin of Public Company OSV Peer Group
Safety	TRIR equal to 125% of the average of annual safety benchmarks for the most recent year compiled by IADC and OMSA.	TRIR equal to the average of annual safety benchmarks for the most recent year compiled by IADC and OMSA.	TRIR equal to 75% of the average of annual safety benchmarks for the most recent year compiled by IADC and OMSA.

In February 2014, as part of its ongoing efforts to incentivize and challenge management, the compensation committee made changes to the cash incentive compensation methodology. The compensation committee did not change the Applicable Percentages of the various components and did not modify the mechanics of the adjusted EBITDA or discretionary components. However, in order to enhance the performance vesting criteria, the compensation committee modified the mechanics of the operating margin and safety components as discussed in more detail below.

The operating margin target is still based on the operating margin of the Company’s Public Company OSV Peer Group. However, instead of setting the target metric at the average operating margin achieved by all of the Company’s Public Company OSV Peer Group and having the threshold and maximum metrics based on percentage deviations from that average number, for 2014, the compensation committee decided to base its metrics on where the Company’s operating margin would rank when included in an ordinal ranking of its Public Company OSV Peer Group based on operating margin, as set forth in more detail in the table below. The compensation committee determined that this type of metric structure incentivizes management to keep operating margins high on a relative basis to its peers, while avoiding anomalous situations not in keeping with this intent. The compensation committee recognized that, although it had not previously occurred, cash compensation earned under the prior vesting criteria could potentially be skewed due to the relative distribution or bunching of operating margins among the Public Company OSV Peer Group.

The safety target continues to use annual industry safety benchmarks. However, given the availability of two additional safety benchmarks relevant to the offshore service industry and the compensation committee’s desire to continue to incentivize and challenge management to achieve leading levels of safety performance, the compensation committee decided to expand the comparators for this safety component. First, the compensation committee decided to add annual safety benchmarks from ISOA and IMCA to those of IADC and OMSA, which were previously used. Second, recognizing that the Company has historically outperformed these industry safety benchmarks, the compensation committee decided to condition its maximum incentive for this component on the Company outperforming its own trailing three-year average TRIR. The minimum, target and maximum metrics for this revised component are set forth in the table below.

Under the methodology to be used for potential 2014 awards, for the non-discretionary components, achievement of a component threshold metric earns cash incentive compensation of 50% of base salary multiplied by the Applicable Percentage, achievement of the component target metric earns cash incentive compensation of 100% of base salary multiplied by the Applicable Percentage, and achievement of the component maximum metric earns cash incentive compensation of 200% of base salary multiplied by the Applicable Percentage, with the cash incentive compensation for the adjusted EBITDA operating margin and safety components interpolated on a straight-line basis for target results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.

The following table sets forth the new threshold, target and maximum metrics for each non-discretionary component.

Component	Threshold Metric (50%)	Target Metric (100%)	Maximum Metric (200%)
Adjusted EBITDA	75% of the adjusted EBITDA Target	100% of the adjusted EBITDA Target	125% of the adjusted EBITDA Target
Operating Margin	Top 66.67% of the Company’s Public Company OSV Peer Group	Top 50% of the Company’s Public Company OSV Peer Group	Top 20% of the Company’s Public Company OSV Peer Group
Safety	TRIR less than the average of four annual safety benchmarks for the most recent year compiled by IADC, OMSA, ISOA and IMCA	TRIR less than the lowest of four annual safety benchmarks for the most recent year compiled by IADC, OMSA, ISOA or IMCA	TRIR at least 10% less than the Company's trailing three-year average TRIR

Our Public Company OSV Peer Group consists of SEACOR Holdings Inc. (NYSE:CKH), GulfMark Offshore, Inc. (NYSE:GLF), Tidewater Inc. (NYSE:TDW), Farstad Shipping ASA (NO:FAR), Solstad Offshore ASA (NO:SOFF), Deep Sea Supply Plc (NO:DESSC), DOF ASA (NO:DOF), Siem Offshore, Inc. (NO:SIOFF), Groupe Bourbon SA (GBB:FP), Havila Shipping ASA (NO:HAVI), and Eidesvik Offshore ASA (NO:EIOF).
A discussion concerning our use of adjusted EBITDA, operating margin and total recordable incident rate in connection with compensation-related matters is described in the section entitled “How and why we use our performance measures to determine whether incentive cash compensation has been earned.”
Mr. Cook was promoted effective January 1, 2013 to Executive Vice President and also assumed the additional role and title of Chief Commercial Officer. Mr. Cook continues to serve as the Company’s Chief Information Officer. In recognition of his increased responsibilities, the compensation committee approved the entry into an employment agreement with him which, among other things, increased his cash incentive pay eligibility to be commensurate with the other executive vice presidents commencing in 2013.

For fiscal 2013, the applicable EBITDA target was set at $239.1 million. The Company reported EBITDA of $339.7 million, or approximately 142% of the target, which exceeded the maximum vesting metric for this component. EBITDA in 2013 was favorably impacted by a $60.0 million gain on the sale of the Downstream assets. Inclusive of such gain, the Company’s operating margin was 42.1%, which exceeded the maximum target metric of the comparably calculated average operating margin achieved by the Company’s Public Company OSV Peer Group, which was 39.3%. The Company’s total recordable incident rate was 0.12, or substantially better than the maximum target metric (where a lower percentage is indicative of less incidents) of 75% of the average of the latest available annual industry safety benchmarks set forth by IADC and OMSA, which was 0.51. This performance entitled each of the executive officers to receive cash incentive compensation in accordance with the maximum vesting metrics allowed under the first three components of the program described above, which represent 37.5%, 18.75% and 18.75% of the aggregate potential cash incentive compensation, respectively. The compensation committee determined that the Company's overall strong performance in 2013, together with management's achievement of key strategic initiatives, including the sale of the Downstream segment and successful delivery of the first newbuilds under its fifth OSV newbuild program, warranted the maximum cash incentive award, including the full 25% discretionary component.
In extraordinary circumstances, such as the Company’s initial public offering of common stock in 2004 and the Sea Mar acquisition in 2007, the compensation committee can, and has, awarded accomplishment-specific bonuses to the executive officers that exceed the incentive cash compensation derived under the formulaic approach. No such bonuses were awarded in 2013.
Equity Incentive Compensation. The Company believes that the interests of stockholders are best served when a meaningful portion of executive and management compensation is tied to equity ownership. Pursuant to the Company’s incentive compensation plan, the compensation committee is authorized to grant stock options, stock appreciation rights, phantom stock unit awards, restricted stock awards, restricted stock unit awards and other equity-based awards. The Company currently uses a combination of stock options, restricted stock unit awards and cash-settled phantom stock unit awards as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value. The Company uses equity incentive compensation, with vesting based on time, performance or both, as a means of encouraging a “culture of ownership” among employees, including our named executive officers. The compensation committee believes that by using equity forms of incentive compensation, the interests of the Company’s stockholders and the Company’s management employees remain aligned over the long-term. The compensation committee exercises discretion in determining the number and type of equity awards to be given to our executive officers as long-term incentive compensation. In exercising its discretion, the compensation committee considers a number of factors, including individual responsibilities, competitive market data, stock price performance, and individual and Company performance. Subject to the express provisions of the incentive compensation plan and direction from the Board, the compensation committee is authorized, among other things, (i) to select the executive officers to whom equity awards will be granted; (ii) to determine the type, size, terms and conditions of equity awards to executive officers including vesting provisions and whether such equity awards will be time or performance-based; and (iii) to establish the terms for treatment of equity awards upon a termination of employment of executive officers.
The compensation committee’s practice has been to award restricted stock unit awards based on a price equal to the NYSE’s closing price of the Company’s common stock on the effective date of the grant. Such grants are typically made to executive officers at the February meetings of the Board and the compensation committee each year, which usually precede the public announcement of the Company’s fourth quarter earnings for the prior year by a few days.
For awards made in the 2013 and 2014 grant process, the compensation committee considered compensation studies conducted by our compensation consultant PMP, retained in late 2010, again for a limited update in 2012 and for a full update in late 2013, relative to our Industry Peer Group. Based on these studies, in 2013 and 2014, the compensation committee awarded performance-based and time-based restricted stock units that it believes are likely to attain the dual objectives of stockholder alignment and long-term retention. The ratio of time-based to performance-based awards favors time-based awards, emphasizing the retention quality of equity-based compensation. However, in February 2014, the compensation committee changed the ratio of time-based to performance-based awards from 70%-30% to 60%-40%. This rebalancing brought the ratio in line with the practices of companies with which the Company competes for executive talent. The criteria for achieving our performance-based awards are 1) simple, 2) aligned with criteria more clearly within the control of executive management to affect as opposed to uncontrollable external forces, 3) aligned with criteria used to measure management’s eligibility for cash compensation but over a longer period of time, and 4) focused in part, on the Company’s performance against its most direct public company competitors, which furthers a sense of competitive spirit and differentiation.
Performance-based restricted stock unit awards granted to executive officers in February 2013 may vest from 0% to 100% of the target number of shares, on the third, fourth or fifth anniversary of the grant date, based on the achievement of pre-defined performance criteria discussed below and utilizing a three-year rolling average. One-third (1/3) of the performance-based units will vest based on the achievement of a target comprised of a three-year average of construction work in progress (“CWIP”) adjusted return on invested capital (“Adjusted ROIC”). Vesting will begin for this performance criterion upon the achievement of a threshold CWIP Adjusted ROIC equal to the lesser of (i) 75% of the three-year average of the Company’s weighted-average-cost-of-capital (“WACC”) or (ii) the three-year average Adjusted ROIC of Tidewater Inc. and GulfMark Offshore, Inc., with the specific amount of vesting interpolated on a straight-line basis between the threshold and the target. One-third (1/3) will vest based on the achievement of a target comprised of an operating margin equal to or greater than the three-year average operating margin achieved by the Company’s Public Company OSV Peer Group. Vesting will begin for this performance criterion upon the achievement of a threshold of 75% of the target, with the specific amount of vesting interpolated on a straight-line basis between the threshold and the target. One-third (1/3) will vest based on the achievement of a target comprised of a total recordable incident rate equal to or less than the three-year average of comparable industry safety benchmarks set forth by IADC and OMSA. Vesting will begin for this performance criterion upon the achievement of a threshold of 125% of the target, with the specific amount of vesting interpolated on a straight-line basis between the threshold and the target. Management will have two additional years to achieve such three-year averages for each criteria.

Performance-based restricted stock unit awards granted to executive officers in February 2014 differed in certain respects from the equivalent awards granted in February 2013. In recognition of the fact that, for 2014, a greater proportion of long-term compensation has been moved from time-based awards to performance-based awards, the compensation committee increased the maximum vesting from 100% to 150% of the target number of shares if performance exceeds the target by a specified amount. These new awards may vest from 0% to 150% of the target number of shares, on the third anniversary of the grant date, based on the achievement of pre-defined performance criteria discussed below. Management will not have any additional years to achieve such three-year averages for each criteria. In addition, for these 2014 awards, the compensation committee changed the relative weighting of the three performance criteria, which were equally weighted in prior years, to 37.5%, 37.5% and 25% for the Adjusted ROIC, operating margin and safety metrics, respectively.

For the Adjusted ROIC criteria, the performance-based units will vest based on the achievement of the following threshold, target and maximum vesting metrics. Achievement of Adjusted ROIC equal to the lesser of (i) the three-year average of the Company’s WACC or (ii) the three-year average Adjusted ROIC of Tidewater Inc. and GulfMark Offshore, Inc. plus 100 basis points will result in the threshold vesting of 50% of the target number of shares. Achievement of Adjusted ROIC equal to the three-year average of the Company's WACC plus 200 basis points will result in the vesting of 100% of the target number of shares. Achievement of Adjusted ROIC equal to the three-year average of the Company’s WACC plus 400 basis points will result in the maximum vesting of 150% of the target number of shares. The specific amount of vesting will be interpolated on a straight-line basis for results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.

For the operating margin criteria, the performance-based units will vest based on the achievement of the following threshold, target and maximum vesting metrics, relative to an ordinal ranking of the Company’s Public Company OSV Peer Group based on comparably calculated three-year average operating margins. Achievement of an operating margin that would place the Company in the top 66.67% of the Company’s Public Company OSV Peer Group will result in the threshold vesting of 50% of the target number of shares. Achievement of an operating margin that would place the Company in the top 50% of the Company’s Public Company OSV Peer Group will result in the target vesting of 100% of the target number of shares. Achievement of an operating margin that would place the Company in the top 20% of the Company’s Public Company OSV Peer Group will result in the maximum vesting of 150% of the target number of shares. The specific amount of vesting will be interpolated on a straight-line basis for results between 66.67% and 50%, or 50% and 20% of the Company’s Public Company OSV Peer Group ranked by their individual three-year average operating margins, as applicable.

For the safety criteria, the performance-based units will vest based on the achievement of the following threshold, target and maximum vesting metrics. Achievement of a total recordable incident rate equal to or less than the three-year average of all of the comparable industry safety benchmarks set forth by IADC, OMSA, ISOA and IMCA will result in the threshold vesting of 50% of the target number of shares. Achievement of a total recordable incident rate equal to or less than the lowest three-year average of comparable industry safety benchmarks set forth by any of IADC, OMSA, ISOA or IMCA will result in the target vesting of 100% of the target number of shares. Historically, the Company's total recordable incident rate has been substantially better than the best of any of the four industry safety benchmarks. Accordingly, in order to incentivize continuous improvement in the Company's safety performance, achievement of a total recordable incident rate at least 10% less than the Company’s own trailing three-year average total recordable incident will result in the maximum vesting of 150% of the target number of shares. The specific amount of vesting will be interpolated on a straight-line basis for results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.
The February 2013 and 2014 awards of time-based and performance-based restricted stock units to our named executive officers were apportioned as set forth in the table below, which reflects the new weighting of time-vest and performance-vest awards from 70%/30% to 60%/40%. The time-based restricted stock awards vest in three equal tranches on the first, second and third anniversary dates of the grant. The performance-based awards cliff vest as described above. The performance-based awards in the following table reflect target award levels.

Executive	2013 Time-Based RSUs	2013 Performance-Based RSUs	2014 Time-Based RSUs	2014 Performance-Based RSUs
Todd M. Hornbeck	48,172	20,645	47,247	31,498
Carl G. Annessa	21,071	9,031	18,199	12,133
James O. Harp, Jr.	21,071	9,031	18,199	12,133
Samuel A. Giberga	16,556	7,095	14,787	9,858
John S. Cook	15,688	6,723	14,787	9,858

As of December 31, 2013, the Company had outstanding performance-based restricted stock unit awards issued in 2010, 2011, 2012 and 2013, which awards may vest over periods ranging from 2014 to 2018. The table below illustrates the vesting of the performance-based awards for all named executive officers as well as the aggregate vesting that would have occurred for the outstanding awards if the performance measurement date was December 31, 2013 for the 2010, 2011, 2012 and 2013 performance-based awards:

Grant Year		Target Units Granted	% of Units To Vest
2010	(1)	114,258	11.2%
2011	(2)	47,567	200%
2012	(3)	52,992	98%
2013	(4)	52,525	100%

(1)
Performance-based restricted stock unit awards granted to executive officers in February 2010 may vest from 0% to 100% of the target number of shares, on the third, fourth or fifth anniversary of the grant date, based on the achievement of pre-defined performance criteria discussed below and utilizing a three-year rolling average. Fifty percent (50%) of the performance-based units (Tranche A) will vest based on the achievement of a three-year rolling average of CWIP Adjusted ROIC in accordance with a pre-established series of economic value-added (EVA) spreads of 200 to 600 basis points (bps) with two additional years to achieve such three-year average(s). The other fifty percent (50%) (Tranche B) will vest based on the achievement of a three-year rolling average operating margin in accordance with a pre-defined schedule of operating margin tiers ranging from 25% to 45%, with two additional years to achieve such three-year average(s). At December 31, 2012, the end of the first performance measurement period, results for Tranche A showed that there was no level of achievement and 0% of the performance-based units vested for this tranche. For Tranche B, 16.8% of the measurement criteria was met on December 31, 2012, thus resulting in an overall vesting of 8.4% of the total performance-based units granted in 2010. At December 31, 2013, the end of the second performance period, results for Tranche A again showed that there was no level of achievement and 0% of the performance-based units vested for this tranche. For Tranche B, 22.4% of the measurement criteria was met on December 31, 2013, resulting in an overall vesting of 11.2% of the original granted amount.

(2)
Performance-based restricted stock unit awards granted to executive officers in February 2011 are dependent on 1) such officer’s service for three, four or five years from the date of grant and 2) the Company achieving certain relative stock price performance objectives on the third, fourth or fifth anniversary of the grant date. This award may vest from 0% to 200% of the target number of shares, based on the achievement of pre-defined performance criteria that ranks the relative Total Shareholder Return (TSR) with the Qualified Peer Group as defined in the grant agreement. As of December 31, 2013, the Company’s TSR qualified this award to vest at 200% of the target grant levels and such awards vested at that level in February 2014.

(3)
Performance-based restricted stock unit awards granted to executive officers in February 2012 are dependent on 1) such officer’s service for three, four or five years from the date of grant and 2) the Company’s achievement of three equally-weighted 3-year average key performance indicators on the third, fourth or fifth anniversary of the grant date. This award may vest from 0% to 100% of the target number of shares, based on the achievement of the pre-defined performance criteria. Based on internal forecasts as of December 31, 2013, the Company is projected to achieve 100% of two of the key performance indicators and 94% of the third key performance indicator.

(4)
Performance-based restricted stock unit awards granted to executive officers in February 2013 are dependent on 1) such officer’s service for three, four or five years from the date of grant and 2) the Company’s achievement of three equally-weighted 3-year average key performance indicators on the third, fourth or fifth anniversary of the grant date. This award may vest from 0% to 100% of the target number of shares, based on the achievement of the pre-defined performance criteria. Based on internal forecasts as of December 31, 2013, the Company is projected to achieve 100% of all three key performance indicators.

In addition to the performance-based restricted stock unit awards discussed above, in February of each of 2011, 2012 and 2013 the executive officers were granted time-based restricted stock units, which are reflected in both the 2013 Summary Compensation Table and the 2013 Outstanding Equity Awards at Fiscal Year End Table below.

In February 2014, the executive officers received awards of performance-based restricted stock units and time-based restricted stock units, which are not reflected in the table below, and cash-settled phantom stock units. The cash-settled phantom stock unit awards will be settled in cash at vesting with the value determined by the Company's 10-trading-day trailing average stock price on the vesting date. The cash-settled phantom stock awards granted will vest in full on the third anniversary of the grant date. The compensation committee determined to award these cash-settled phantom stock units in an attempt to cause the total direct compensation of the named executive officers to reach the seventy-fifth percentile of the Company’s Industry Peer Group, based on information provided by PMP. As stated above, the compensation committee has historically targeted its total direct compensation between the sixtieth and seventy-fifth percentiles for our named executive officers. Due to the strong performance of the Company in 2013, the compensation committee felt that it was appropriate to target total direct compensation at the seventy-fifth percentile.

Executive	2014 Cash-Settled Phantom Units
Todd M. Hornbeck	5,833
Carl G. Annessa	3,033
James O. Harp, Jr.	3,033
Samuel A. Giberga	3,033
John S. Cook	3,033
Benefits and Perquisites. The Company provides the executive officers and other employees with certain perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The Company does not gross-up for taxes payable in respect of perquisites received. The following table generally identifies the Company’s benefit plans and identifies those employees who may be eligible to participate. The executive officers participate in the following benefit plans in the same manner that our employees do, except where noted as below:

Benefit Plan	Executive Officers	Certain Managers	Full-time Employees	Notes
Medical Insurance	X	X	X	(1)
Dental Insurance	X	X	X	(1)
Vision Insurance	X	X	X	(1)
Employee Assistance Plan	X	X	X
Life and Disability Insurance	X	X	X	(2)
Flexible Spending Accounts	X	X	X
Employee Stock Purchase Plan	X	X	X
401(k) Plan	X	X	X

(1)	In 2013, Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook had a supplemental medical insurance policy that pays all out-of-pocket medical, dental and vision expenses.

(2)
The executive officers, the Company’s Vice Presidents, and certain other officers have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $300,000. All other employees have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $100,000. In addition, the executive officers, the Company’s Vice Presidents, and certain other officers are eligible to receive disability benefits as long as they are disabled from performing their own occupation. For all other employees, they are entitled to disability benefits up to 36 months if they are disabled from performing their own occupation, and after 36 months they must be unable to work in any occupation.

The Company believes it should provide limited perquisites for executive officers. As a result, the Company has historically given nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Type of Perquisite	Executive Officers	Certain Managers	Certain Full Time Employees
Company Vehicle	X	Not offered	X
Vehicle Allowance	Not offered	X	X
Supplemental Medical Insurance	X	Not offered	Not offered
Country Club Memberships	Not offered	Not offered	Not offered
Dwellings for Personal Use	Not offered	Not offered	Not offered
Security Services	Not offered	Not offered	Not offered
Supplemental Executive Retirement Program (SERP)	Not offered	Not offered	Not offered
Deferred Compensation Plan	X(1)	Not offered	Not offered

(1)
A Deferred Compensation Plan was adopted by the Board of Directors during 2007. However, no matching provision has been authorized under the plan and no executive has availed himself of plan participation.

How the elements of compensation fit into our overall compensation objectives
Consistent with the Company’s compensation philosophy and objectives discussed above, the compensation committee believes that its use of the primary components of compensation described above provides competitive salaries, allows opportunities for significant cash incentive compensation to encourage short-term performance and establishes significant long-term equity incentive opportunities aligned with stockholder interests.
The role of the compensation committee
Our compensation committee is comprised solely of directors who (i) meet the independence requirements of Section 303A of the New York Stock Exchange, or NYSE, Listed Company Manual, the provisions of Section 952 of the Dodd-Frank Act, and any other regulatory requirements, (ii) qualify as “Non-Employee Directors” under Rule 16b-3 of the Exchange Act, and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee is responsible for 1) establishing and administering an overall compensation program for our executive officers and approving all compensation for executive officers; 2) establishing and administering the Company’s policies governing annual cash compensation and equity incentive awards for employees other than executive officers and 3) administering the Company’s incentive compensation and certain employee benefit plans. The compensation committee meets several times each year to analyze and discuss the Company’s compensation plans, proposals and other compensation-related issues. From time to time, it also engages in informal sessions with and without executive management. These sessions usually coincide with the Company’s annual budget process. At the regular meeting of the compensation committee in February of each year, the compensation committee determines and approves the award, if any, of prior year cash incentive compensation. In addition, at its February meeting, the compensation committee determines the current year’s annual compensation for our executive officers, including the establishment of base salaries, determination of any potential cash incentive compensation targets and participation levels of each named executive officer and approval of long-term incentive compensation awards. When appropriate, the compensation committee recommends to the full Board of Directors compensation or benefit policies or plans or amendments to existing policies or plans and amendments to employment agreements with executive officers. The Chief Executive Officer reviews the performance of the other executive officers and recommends to the compensation committee the base salary, cash incentive compensation, equity incentive compensation and other benefits for such officers. The compensation committee considers the Chief Executive Officer’s recommendations when establishing the base salary, cash incentive compensation, equity incentive compensation and other benefits for the other executive officers.
The compensation committee analyzes tally sheets that are prepared by management. The purpose of these tally sheets is to compile in one place, segregated by compensation elements, the amount of actual compensation that each of our executive officers was paid in the prior year and the potential compensation proposed to be paid in the current year. The tally sheets help ensure that there is a correlation between the Company’s compensation philosophy and objectives and the actual compensation of our executives. These tally sheets reflect all compensation and related commitments for executive officers, including base salary, annual performance-based cash incentives, cash bonuses, if applicable, outstanding and proposed stock options, restricted stock awards and restricted stock unit awards, benefits and perquisites. The tally sheets also may include the amounts that our executive officers would receive in the event of a termination in their employment or change in control of the Company. The tally sheets are intended to provide the compensation committee with a comprehensive single point of reference for all of the compensation earned by or proposed for our executives. The tally sheets are provided with benchmarking data for comparable executives in our Industry Peer Group and Direct Peer Group. For more information about the companies contained in our Industry Peer Group and Direct Peer Group, please see the section entitled, “How and why we benchmark executive compensation against our peers” below.
How and when we have used a compensation consultant
The compensation committee has the authority to directly engage independent consultants. Generally, consultants have provided advice on compensation strategy and program design. Consultants have also been used to compare the Company’s compensation programs with those of other companies.
In late 2010, the compensation committee evaluated several independent consultants and engaged PMP to provide advice on the compensation strategy and program design as well as to review and recommend an updated peer group in 2011. In 2011, the compensation committee engaged PMP to perform a limited update to their prior report for the 2012 committee’s executive compensation review. PMP was engaged again in late 2013 to perform a full compensation review and analysis for 2014 recommendations, including an updated peer group analysis with recommended member changes. The Company paid PMP approximately $76,161 in 2013 for work related to 2014. PMP was not paid or engaged for the performance of any non-executive compensation services related to 2013.
The compensation committee may choose to retain outside compensation consultants, such as PMP, to review compensation issues again in the future.
How and why we benchmark executive compensation against our peers
We compete with other companies for executive talent. In doing so, we consider prevailing executive compensation trends in order to establish whether our compensation is appropriate, competitive and in-line with our overall executive compensation philosophy and objectives. The compensation committee considers competitive market data including compensation levels and other information derived from: 1) public filings of publicly traded energy service companies (including publicly traded marine service companies, some of which are direct competitors) identified by compensation consultants or the compensation committee as having sufficiently similar operating characteristics with the Company so as to provide a source of meaningful comparison, or our Industry Peer Group; 2) public filings of publicly traded marine service companies that are our direct competitors, or our Direct Peer Group; and 3) published survey information for the energy industry as well as the broader commercial industry, when appropriate. Our competitive market is not comprised strictly of vessel owners because the competition we face for certain executive talent is not limited to marine companies and we believe that the number of such companies represents too small of a sample size for a reasonable comparison. Generally, the compensation committee considers how the compensation of our executives compares with the individual elements of, as well as the total direct compensation of, the named executive officers of the groups described above. The compensation committee has historically considered the median compensation levels determined at the fiftieth, sixtieth and seventy-fifth percentiles of the groups described above among the factors it uses when establishing executive compensation. As data from certain members of our Industry Peer Group loses comparability or becomes unavailable as a result of acquisitions or other transactions, they will be removed from the list.
Following their selection as executive compensation consultants in 2010, PMP proposed an Industry Peer Group against which to compare our executive and director pay. At the compensation committee’s request, PMP identified and selected a peer group with size and scope parameters more closely aligned with the Company’s revenues and operations. The companies included by PMP in the Industry Peer Group used to benchmark 2013 executive compensation consisted of the following:
Industry Peer Group Used to Benchmark 2013 Executive Compensation
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
Superior Energy Services Inc. (SPN)
Oceaneering International, Inc. (OII)
Atwood Oceanics Inc. (ATW)
Helix Energy Solutions Group, Inc. (HLX)
Bristow Group Inc. (BRS)
Hercules Offshore, Inc. (HERO)
Kirby Corporation (KEX)

Newpark Resources, Inc. (NR)
Overseas Shipholding Group, Inc. (OSG) (1)

During 2013, PMP reviewed the Industry Peer Group to be used for 2014 executive compensation analysis and recommended changes. At the compensation committee’s request, PMP identified and selected a new peer group with size and scope parameters more closely aligned with the Company’s revenues and operations. The companies included by PMP in the Industry Peer Group used to benchmark 2014 executive compensation consisted of the following:
Industry Peer Group Used to Benchmark 2014 Executive Compensation
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
Superior Energy Services Inc. (SPN)
Oceaneering International, Inc. (OII)
Atwood Oceanics Inc. (ATW)
Helix Energy Solutions Group, Inc. (HLX)
Bristow Group Inc. (BRS)
Hercules Offshore, Inc. (HERO)
Kirby Corporation (KEX)
Newpark Resources, Inc. (NR)
Noble Corporation (NE) (2)
Gulf Island Fabrication, Inc. (GIFI) (2)
_____________
(1) Overseas Shipholding Group, Inc. (OSG) was removed from the industry peer group used to benchmark 2014 executive compensation as a result of the peer group review performed by PMP in late 2013.
(2) Noble Corporation (NE) and Gulf Island Fabrication, Inc. (GIFI) were added to the industry peer group used to benchmark 2014 executive compensation as a result of the peer group review performed by PMP in late 2013.
When establishing executive compensation to be paid in 2013 and 2014, the compensation committee considered competitive market data of our Direct Peer Group, in addition to our Industry Peer Group. The companies included in the Direct Peer Group used to benchmark 2013 and 2014 executive compensation consisted of the following:
Direct Peer Group Used to Benchmark Executive Compensation
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
In 2013, total annual cash compensation, which consists of base salary, short-term cash incentive compensation and cash bonuses, was targeted between the sixtieth and seventy-fifth percentiles of the Industry Peer Group. Actual total annual cash compensation for 2013 fell between the sixtieth and seventy-fifth percentile of the Industry Peer Group for our named executive officers taken as a group. In prior years, our named executive officers had the potential to earn equity incentive compensation at or above the seventy-fifth percentile of the Industry Peer Group. The equity incentive compensation awarded by our compensation committee fell between the sixtieth and seventy-fifth percentile for our named executive officers taken as a group in 2013. We utilize a standard set of assumptions applied to the Black-Scholes model during the benchmarking process. The assumptions (term, volatility, dividend yield, and interest rate) are derived from information found in our Grants of Plan-Based Awards Table and those of the companies that comprise our Industry Peer Group.
While our Industry Peer Group and Direct Peer Group are used by our compensation committee to benchmark overall compensation levels, our Direct Peer Group is not used for benchmarking. That peer group is used as a point of reference against which the Company’s performance is measured for the purpose of establishing certain relative performance targets used to award short and long-term incentive compensation.
The role of executive management in the compensation process
The compensation committee works with executive management with respect to the practical aspects of the design and execution of our executive compensation programs. Because our executives’ cash compensation is derived, in part, from the Company’s annual operating performance, the annual budget process is a key component of the process by which compensation is determined. The Chief Executive Officer and other members of management also evaluate comparative data of the Industry Peer Group and the broader commercial industry in order to compare proposed compensation against such peer companies and provide such information to the compensation committee. Following proposals made by executive management, including the Chief Executive Officer’s recommendations regarding the other named executive officers, the compensation committee engages in one or more discussion sessions, with and without executive management, in order to make a final determination of compensation for the named executive officers.
How and why we use our performance measures to determine whether incentive cash compensation has been earned
Commencing in 2012, the Company’s performance measures consisted of adjusted EBITDA, operating margin and safety performance.
The reason that adjusted EBITDA is our most heavily weighted component of the performance measures is because of the prominence given adjusted EBITDA in several facets of the Company’s operations. For instance, we disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. EBITDA is used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iii) to assess our ability to service existing fixed charges and incur additional indebtedness. Because of the significance of EBITDA to the Company as an analytical measure, in most of the recent years, the compensation committee used EBITDA, which may be adjusted for certain items, for 2013 and 2014 as the most heavily weighted objective criterion for determining the amount of annual cash incentive compensation that would be paid to our executive officers and other shore-based employees. Adjustments that the compensation committee makes to EBITDA include adjustments for losses on early extinguishment of debt, stock-based compensation expense and interest income. Adjustments to other items may be made in years in which they have relevance to our compensation analysis and/or are unpredictable for budgeting purposes. In setting the adjusted EBITDA target used as a component of our cash incentive compensation, the compensation committee sets the adjusted EBITDA target based on expected performance for the year taking into account industry conditions, competitor performance and expectations of the Board of Directors. This approach has historically resulted in adjusted EBITDA targets that are designed to incentivize management to perform at demanding levels. Please see the section entitled “Cash Incentive Compensation and Bonuses” above for a discussion of the compensation committee’s actions with respect to cash incentive compensation for 2013.
The adjusted EBITDA target is not necessarily the same as that which the Company may from time to time include in earnings guidance. However, if guidance for a year is given, the adjusted EBITDA target established at the beginning of the year is within the initial range of earnings guidance announced by the Company for that year. While the Company may alter its guidance range during the year, it has not, in the past, changed the adjusted EBITDA target for cash incentive compensation other than, on occasion, to adjust for significant acquisitions, dispositions or financings that may have occurred that were unanticipated at the time the adjusted EBITDA target was originally set.
For 2013 and 2014, there were two additional non-discretionary objective performance measures: an operating margin component and a safety component. The operating margin component is evaluated by comparing the operating margin with that of our Public Company OSV Peer Group. Like the adjusted EBITDA component, the operating margin component ties executive compensation to financial performance, but unlike the adjusted EBITDA component, the operating margin component is directly tied to our financial performance relative to our Public Company OSV Peer Group. We believe that this helps us reward relative out-performance during cyclical industry fluctuations. The safety component is evaluated by comparing our total recordable incident rate with various industry benchmarks and, for 2014, our own prior safety performance. When selecting service providers, we know that our customers make decisions based on the safety reputation of the provider. Therefore, we believe that by using a safety component in our objective performance measures we will not only reinforce the culture of safety within our Company, which benefits our employees, but should also improve our long-term performance sustainability.
We believe that these metrics incentivize management to strive for operating results that increase stockholder value, while reaffirming our commitment to operating our business at the highest levels of safety and with the utmost care and protection of the environment.
Management of dilution caused by equity compensation
Under our incentive compensation plan, the Company is authorized to issue a maximum of 4,200,000 shares of Common Stock as awards. As of February 28, 2014, 456,189 shares remain available for future grants.
The Company is mindful of and considers, among other things, dilution and the rate at which shares are used and intends to target an annual share usage level consistent with industry benchmarks compiled by Institutional

Shareholder Services or reputable outside consultants, such as PMP, and other independent third-party sources. The Company also manages dilution and burn rate by tying some portion of equity awards to performance measures. The actual annual usage rate based on shares granted divided by total shares outstanding is expected to vary from year to year, depending on the achievement of specified performance targets and objectives. In keeping with its overall compensation philosophy and entrepreneurial culture, the Company has historically granted a significant amount of stock-based compensation to employees other than its named executive officers. This stock-based compensation included restricted stock units (RSUs), stock options, and cash-settled phantom stock units. In 2013, only executive officers received restricted stock units. Certain employees and executive officers received awards of cash-settled phantom stock units, which is a derivative form of stock-based compensation. The cash-settled phantom stock unit awards are settled in cash at vesting with the value determined by the Company’s closing stock price at the time of vesting. Awards of cash-settled phantom stock units do not affect the Company’s outstanding share count. Overall, the shares granted to employees and non-employee directors in February 2011, February 2012 and February 2013 represented approximately 1.8%, 0.7% and 0.6% of the Company’s then-outstanding shares, respectively.
The following table shows the quantity and type of equity and equity-based awards granted during the fiscal years ended December 31, 2011, 2012 and 2013.

Grant Year	Grant Type	Quantity Granted (1)	Vesting Period	Vesting Detail
2011	Time-Based RSUs	4,853	Immediate	Immediate Vest on Grant Date
	Time-Based RSUs	5,370	8 Months	Cliff Vest After Service Period
	Time-Based RSUs	24,000	1 Year	Cliff Vest After Service Period
	Time-Based RSUs	143,000	3 Years	Vesting at Annual Intervals Throughout Service Period
	Time-Based RSUs	9,686	3 Years	Cliff Vest After Service Period
	Performance-Based RSUs (2)	51,187	3 Years	Cliff Vest After 3rd, 4th, or 5th Anniversary
	Time-Based Stock Options	204,746	3 Years	Vesting at Annual Intervals Throughout Service Period

2012	Time-Based RSUs	61,977	Immediate	Immediate Vest on Grant Date
	Time-Based RSUs	132,489	3 Years	Vesting at Annual Intervals Throughout Service Period
	Performance-Based RSUs (3)	56,781	3 Years	Cliff Vest After 3rd, 4th, or 5th Anniversary
	Time-Based Phantom Stock Units (4)	100,000	3 Years	Cliff Vest After Service Period
	Time-Based Phantom Stock Units (5)	39,784	3 Years	Vesting at Annual Intervals Throughout Service Period
	Time-Based Phantom Stock Units (5)	314	5 Years	Vesting at Annual Intervals Throughout Service Period

2013	Time-Based RSUs	18,702	Immediate	Immediate Vest on Grant Date
	Time-Based RSUs	130,858	3 Years	Vesting at Annual Intervals Throughout Service Period
	Performance-Based RSUs (6)	56,082	3 years	Cliff Vest After 3rd, 4th, or 5th Anniversary
	Time-Based Phantom Stock Units (7)	21,397	3 Years	Vesting at Annual Intervals Throughout Service Period
	Time-Based Phantom Stock Units (7)	93	5 Years	Vesting at Annual Intervals Throughout Service Period

(1)
Amounts listed in the Quantity Granted column represent target shares granted to executive officers, non-employee directors and other employees during the annual grant process in addition to those awarded to new-hire employees throughout the remainder of the year. The performance-based RSUs granted in February 2011 provide that up to 200% of target shares awarded may be earned. Such potential additional “bonus” shares are not reflected in this table.

(2)
All performance-based RSUs granted during 2011 are scheduled to vest on the third, fourth, or fifth anniversary of the Grant Date, subject to the achievement of relative stock price performance criteria defined in the respective grant agreements. As of December 31, 2013, the 2011 performance-based RSUs were scheduled to vest at 200%.

(3)
All performance-based RSUs granted during 2012 are scheduled to vest on the third, fourth or fifth anniversary of the Grant Date, subject to the achievement of internal performance criteria defined in the respective grant agreements. The 2012 grant agreements do not provide for the potential to earn awards at a percentage greater than 100% of target shares awarded.

(4)
Cash-settled phantom stock units were awarded in 2012 to named executive officers. Each cash-settled phantom stock unit has a value equal to the Company's closing stock price on each applicable vesting date and will be distributed in cash on the vesting dates defined in the respective grant agreements.

(5)
Cash-settled phantom stock units were awarded in 2012 to certain employees (other than named executive officers). Each cash-settled phantom stock unit has a value equal to the higher of the Company’s closing stock price on the date of vesting or the Company's 10-day trailing average stock price and will be distributed in cash on the vesting dates defined in the respective grant agreements.

(6)
All performance-based RSUs granted during 2013 are scheduled to vest on the third, fourth or fifth anniversary of the Grant Date, subject to the achievement of internal performance criteria defined in the respective grant agreements. The 2013 grant agreements do not provide for the potential to earn awards at a percentage greater than 100% of target shares awarded.

(7)
Cash-settled phantom stock units were awarded in 2013 to certain employees (other than named executive officers). Each cash-settled phantom stock unit has a value equal to the higher of the Company’s closing stock price on the date of vesting or the Company's 10-day trailing average stock price and will be distributed in cash on the vesting dates defined in the respective grant agreements.

Tax and accounting treatment issues
Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 to a named executive officer employed by the Company at year-end unless it qualifies as “performance-based compensation.” As part of its responsibilities, the compensation committee reviews and considers the deductibility of compensation paid to executive officers under Section 162(m) of the Code, and, generally, has endeavored to design the compensation payable to the Company’s executive officers so that it is fully deductible by the Company. A portion of the compensation paid pursuant to our annual incentive bonus plan and certain of our restricted stock unit awards generally qualify as “performance-based compensation” for purposes of Section 162(m). Base salaries, bonuses and time-based restricted stock unit award grants do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m). The compensation committee believes that, in order to ensure competitive levels of total compensation for its executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee has approved, and may approve in the future, compensation for one or more of its executive officers that is not deductible for federal income tax purposes. For 2013, certain executive compensation exceeded the Section 162(m) limitation due primarily to a combination of base salary and incentive awards not considered to be “performance-based compensation” under Section 162(m).
Under FASB Accounting Standard 718—Stock Compensation, the Company is required to record stock-based compensation expense related to equity awards prior to the vesting of those awards. In February 2011, the Company granted performance-based restricted stock unit awards that utilize market-based conditions in the performance criteria. This accounting standard requires the Company to record stock-based compensation expense for these performance-based awards, which are valued using a Monte Carlo simulation, even if vesting does not ultimately occur. As a result, the Company may record compensation expense for certain restricted stock unit awards that are never earned by the employee. Such was the case for certain grants issued in certain prior years. In February 2013 and 2014, respectively, the Company granted performance-based restricted stock unit awards that utilize internal performance criteria. If it is determined in the future that the Company did not meet the internal performance criteria defined in the grant agreements, the Company would be permitted under the accounting rule to reverse any expense previously recognized upon forfeiture of these awards.
Our review and analysis of the need for termination and change in control arrangements
The Company uses employment agreements in the Company’s retention efforts for certain key executives and can, under appropriate circumstances, use them for recruiting purposes. The Company has entered into long-term employment agreements with its five named executive officers: Todd M. Hornbeck, who serves as our President and Chief Executive Officer; Carl G. Annessa, who serves as our Executive Vice President and Chief Operating Officer; James O. Harp, Jr., who serves as our Executive Vice President and Chief Financial Officer; Samuel A. Giberga, who serves as our Executive Vice President, General Counsel and Chief Compliance Officer; and John S. Cook who serves as our Executive Vice President, Chief Commercial Officer and Chief Information Officer. Each long-term employment agreement has a current term expiring December 31, 2016. The terms of each agreement automatically extend for an additional year every January 1, unless notice of termination is given before such date by the employee or us. Under the terms of our incentive compensation plan, and such employment agreements, the Chief Executive Officer and the other four named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment without cause and upon a change in control of the Company.
In the case of each employment agreement, the terms of the termination and change in control arrangements were established through a process of arms-length negotiations between the Company and the applicable executive officer. Several years ago, the compensation committee re-evaluated the terms of the employment agreements and determined to strengthen, and in the case of our Chief Executive Officer to add, provisions that restrict the ability of these individuals to compete with the Company following their termination of employment with the Company. In addition, the agreements were amended to add provisions that prohibit the solicitation of employees for a specified period following termination of employment and that enhance obligations concerning confidentiality of Company information. The foregoing restrictions were a significant factor considered by the compensation committee in agreeing to termination and change in control payments under the employment agreements. The age of our executives was also a factor in favor of our obtaining the foregoing restrictions in exchange for termination payments. All of our executive officers are of such an age that if terminated, will likely continue working. It is also likely that any future employment would be with a competitor. Consequently, the compensation committee determined that it was in the Company’s best interest to have obtained such enhanced restrictions in exchange for termination and change in control payment provisions and gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b). The employment agreements of Messrs. Giberga and Cook, entered into effective in June 2011 and January 2013, respectively, do not contain such gross-up provisions.
In prior years, the Company entered into change in control agreements with Samuel A. Giberga, Executive Vice President, General Counsel and Chief Compliance Officer and John S. Cook, Executive Vice President, Chief Commercial Officer, and Chief Information Officer. The terms of the change in control agreements are substantially the same as the change in control provisions defined in the employment agreements discussed above except for the multiple regarding cash amounts received for salary and bonus and the time period for which medical and other insurance benefits would be provided after termination subsequent to a change in control. The change in control agreements also restrict the ability of Messrs. Giberga and Cook to compete with the Company following their termination of employment with the Company, prohibit the solicitation of employees for a specified period following termination of employment, and delineate obligations concerning confidentiality of Company information. The change in control agreements also include gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b).
To the extent that accelerated vesting provisions are not expressly addressed otherwise in the employment agreements or the change in control agreements, as applicable, each of our executive officers is entitled to accelerated vesting of incentive compensation awards in the event of retirement, death or disability pursuant to the terms of our incentive compensation plan. The specific terms of the arrangements described in this section, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end 2013, are described in detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.
Our policies regarding trading in our securities by our executive officers
The Company has in effect a written Insider Trading Policy, which is applicable to all personnel. The policy forbids trading in our securities at any time the individual employee is in possession of material non-public information. In addition, irrespective of whether the individual employee is in possession of material non-public information, the policy prohibits trading at any time that the Company has closed its trading window. Since one effect of the trading window is to limit significantly the period of time in any given year in which trading in our securities may be undertaken by the Company’s officers, directors and certain of its shore-based employees, the Company has authorized the use of stock trading plans that comply with Rule 10b5-1 under the Exchange Act. Under such a plan, trading may occur at any time pursuant to a pre-approved trading plan over which the officer, director or employee has no discretion or control. In addition, the Insider Trading Policy contains a prohibition against writing or trading in options on our securities or otherwise engaging in derivative or hedging transactions involving our securities. The Insider Trading Policy also restricts the ability of officers or directors, including our named executive officers, from engaging in margin transactions or from pledging or otherwise using our securities to collateralize indebtedness, without authorization. Additionally, the Company prohibits executive officers and directors from engaging in hedging transactions using the Company’s securities. While the Company encourages and promotes share ownership by all of its employees, it does not have a written policy concerning share ownership by named executive officers, directors or other employees other than the requirement that all directors own stock of the Company. See the section entitled “Principal Stockholders” below for information regarding share ownership by our executive officers.
Post year-end actions affecting compensation
As discussed above, in February of each year, the compensation committee determines the cash incentive compensation and/or bonuses for the executive officers for services provided during the previous fiscal year. The compensation committee also determines equity incentive compensation awards for the executive officers, taking into account services provided during the previous fiscal year and the intended incentive for long-term employment and performance.

All budgeted annual salaries, equity incentive awards, potential cash incentive awards and the adjusted EBITDA performance target related thereto, applicable to the executive officers are addressed by the Board of Directors in its final approval of the Company’s annual budget.
Results from Say-on-Pay Advisory Vote
At the Company’s annual meeting of stockholders, held on June 20, 2013, approximately 97% of the votes cast with regard to Say-on-Pay were cast in favor of approving the compensation of the Company’s named executive officers. The compensation committee and the Board of Directors considers this vote to be indicative of broad stockholder support of the Company’s general compensation philosophies and objectives, which are detailed above. The compensation committee and the Board of Directors considered this support when deciding to maintain these philosophies and objectives for 2014.
2013 SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by each of the named executive officers for the three fiscal years ended December 31, 2013.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($ ) (6)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	2013	$601,000	$—	$2,704,508	$—	$1,202,000	$—	$24,307	$4,531,815
Chairman, President & CEO	2012	601,000	—	4,217,412	—	865,440	—	31,129	5,714,981
	2011	575,000	287,500	1,868,925	1,016,678	—	—	33,460	3,781,563
Carl G. Annessa	2013	$364,000	$—	$1,183,009	$—	$728,000	$—	$32,517	$2,307,526
Executive Vice President & COO	2012	364,000	—	1,847,214	—	524,160	—	33,181	2,768,555
	2011	350,000	175,000	821,577	446,947	—	—	20,671	1,814,195
James O. Harp, Jr.	2013	$364,000	$—	$1,183,009	$—	$728,000	$—	$34,679	$2,309,688
Executive Vice President & CFO	2012	364,000	—	1,847,214	—	524,160	—	26,039	2,761,413
	2011	350,000	175,000	821,577	446,947	—	—	17,043	1,810,567
Samuel A. Giberga	2013	$286,000	$—	$929,484	$—	$572,000	$—	$34,403	$1,821,887
Executive Vice President, General Counsel & CCO	2012	286,000	—	1,335,411	—	411,840	—	30,477	2,063,728
	2011	275,000	103,125	397,277	216,105	—	—	26,584	1,018,091
John S. Cook	2013	$271,000	$—	$880,752	$—	$542,000	$—	$22,678	$1,716,430
Executive Vice President, CCO & CIO	2012	259,000	—	887,002	—	279,720	—	16,488	1,442,210
	2011	250,000	93,750	361,160	196,459	—	—	7,604	908,973

(1)
On February 14, 2013, the compensation committee determined that the annual salaries to be paid to each of our named executive officers in 2013 would remain unchanged from 2012 salaries, with the exception of Mr. John Cook who was promoted to Executive Vice President, CCO & CIO and was awarded an increased salary from $259,000 to $271,000 effective January 1, 2013.

(2)
In February 2012, the compensation committee exercised its discretion to award each of the named executive officers a discretionary cash bonus for 2011 equal to 50% of such officer’s base salary for Messrs. Todd Hornbeck, Annessa, and Harp and 37.5% for Messrs. Giberga and Cook.

(3)
The grant date fair values of these RSU awards are computed in accordance with FASB ASC Topic 718. The amounts in this column reflect the grant date fair values of RSUs granted to the named executive officers during 2011, 2012 and 2013. The grant date fair values for time-based RSUs and performance-based RSUs that do not contain market-based conditions are calculated by multiplying the number of RSUs granted by the closing stock price on the date of grant. The grant date fair values for performance-based RSUs with market-based conditions are calculated by multiplying the number of RSUs granted by the valuation used to calculate stock-based compensation expense for that award based upon the probable outcome of such market-based conditions. Assumptions used to arrive at the valuations of such awards are included in Note 8 to the Company’s consolidated financial statements for the year ended December 31, 2013 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

For 2012, the amount in this column also includes the grant date value of a cash-settled phantom unit award that will be paid out in cash on the vesting date of February 14, 2015. The 2012 value for such grant is comprised of the following amounts for each named executive officer:

	2012 Annual Long Term Incentive Stock Awards	2012 Cash-Settled Phantom Unit Awards
Todd M. Hornbeck	$2,704,512	$1,512,900
Carl G. Annessa	1,183,014	664,200
James O. Harp, Jr.	1,183,014	664,200
Samuel A. Giberga	929,511	405,900
John S. Cook	518,002	369,000

(4)
The grant date fair values of the stock option awards are computed in accordance with FASB ASC Topic 718. The amounts in this column reflect the grant date fair values of stock options granted to the named executive officers during 2011. The grant date fair values for stock options are calculated by multiplying the number of options granted by the estimated pricing using the Black-Scholes pricing model. Weighted-average assumptions for the respective option periods are included in Note 8 to the Company’s consolidated financial statement for the year ended December 31, 2013, in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

(5)
The amounts in this column reflect the cash incentive payments to the named executive officers under all components of annual cash incentive compensation pursuant to the incentive compensation plan and the employment agreements for Messrs. Todd Hornbeck, Annessa, Harp, and Giberga. Each of the named executive officers could receive cash incentive compensation according to the interpolated, straight-line-basis formula allowed under the objective components of the program and the compensation committee could award a discretionary amount under the subjective component. In February 2012, the compensation committee exercised its discretion to award each of the named executive officers a discretionary cash bonus reflected in column (d). See “Compensation Discussion and Analysis” above for commensurate information on the cash incentive compensation components and see “Employment Agreements” below for additional information on the employment agreements.

(6)	The amounts in this column reflect the following for each named executive officer during 2013:

▪	Matching contributions allocated by the Company to each of the named executive officers pursuant to the Hornbeck Offshore Services, Inc. 401(k) plan;

▪	Premiums paid by the Company for term life insurance policies for each named executive officer;

▪	Claims paid under the supplemental health insurance policies for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook in the amount $3,639, $7,051, $9,366, $7,590, and $4,830, respectively; and

▪
Automobile, fuel and insurance expenses on Company-provided vehicles for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook in the amount of $8,521, $13,319, $13,166 and $14,666 and $5,701 respectively. The amount reflected for Mr. Annessa includes the actual lease payments through lease term, fuel and insurance costs. The automobiles of Messrs. Hornbeck, Harp, Giberga and Cook are owned by the Company and their respective amount includes the 2013 depreciation of the vehicles and their actual fuel and insurance costs.

Employment Agreements
Todd M. Hornbeck serves as our President and Chief Executive Officer, Carl G. Annessa serves as our Executive Vice President and Chief Operating Officer, James O. Harp, Jr. serves as our Executive Vice President and Chief Financial Officer, Samuel A. Giberga serves as our Executive Vice President, General Counsel and Chief Compliance Officer and John S. Cook serves as our Executive Vice President, Chief Commercial Officer and Chief Information Officer. Each of Messrs. Todd Hornbeck, Annessa, Harp and Giberga and, since January 1, 2013, Mr. Cook serves under an employment agreement with a current term expiring December 31, 2016. The terms of each of their agreements automatically extend for an additional year every January 1, unless terminated before any such date by the employee or us.
For a detailed description of the determination of the base salary amounts and performance measures, please see the discussion above under the caption “Compensation Discussion and Analysis.”
For the fiscal year ended December 31, 2013, the employment agreements of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, in each case, as amended, provided for annual base salaries of $601,000, $364,000, $364,000, $286,000 and $271,000, respectively. For the fiscal year ended December 31, 2014, the employment agreements of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, in each case, as amended, will provide for annual base salaries of $750,000, $400,000, $400,000, $325,000 and $325,000, respectively.
Equity Compensation Plan Information
Our Board of Directors and stockholders adopted an incentive compensation plan, which was last amended with their respective approvals in 2013. The purpose of the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, or the incentive compensation plan, is to make awards with the purpose of strengthening our Company by providing an incentive to our employees, officers, consultants, non-employee directors and advisors to devote their abilities and energies to our success. The incentive compensation plan provides for the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock awards, restricted stock unit awards, performance-based awards and any other awards. With the approval of our stockholders, we have reserved 4,200,000 shares of our common stock for issuance pursuant to awards made under the incentive compensation plan, of which 613,046 shares were available for future grants as of December 31, 2013. At December 31, 2013, there was one tranche of unvested RSUs whose provisions allow for a maximum vesting potential of 200% of target shares awarded. Therefore, the number of shares available for future grants as of December 31, 2013, accounted for target shares awarded and included the vesting potential of 200% for this 2011 grant. On February 22, 2014, this tranche fully vested at 200% of the target shares awarded.
On May 3, 2005, our Board of Directors and stockholders adopted the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan, or ESPP, which is a separate plan from the Company’s incentive compensation plan. Under the ESPP, the Company is authorized to issue up to 700,000 shares of common stock to eligible employees of the Company and its designated subsidiaries, of which 173,828 shares were available for future issuance as of December 31, 2013.
The following table summarizes information as of December 31, 2013, about our plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	975,701	$27.16	4.19 years	786,874
Equity compensation plans not approved by security holders	—	—	—	—
Total	975,701			786,874

(1)	This amount includes:

•	405,629 shares issuable upon the exercise of outstanding stock options;

•	570,072 shares governed by restricted stock unit awards granted in 2010, 2011, 2012 and 2013;
and includes the effect of 47,567 shares governed by restricted stock unit awards granted in 2011 that are issuable if the maximum potential of 200% of target awards is realized. The number of shares or units required to be reported in this column is based on achieving threshold performance goals, except that if the previous fiscal year’s performance exceeded the threshold target the disclosure would be based on the next higher performance measure (target or maximum) that exceeded the previous fiscal year’s performance. The numbers in this table include the potential of the 2011 performance-based grants to vest at 200% of target shares awarded.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account restricted stock unit awards, since these awards have no exercise price.

(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account restricted stock unit awards.

(4)	This amount includes 613,046 and 173,828 shares of common stock available for future issuance under the incentive compensation plan and the ESPP, respectively, as of December 31, 2013.
The following table summarizes information as of February 28, 2014, about our plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	980,824	$27.37	4.09 years	630,017
Equity compensation plans not approved by security holders	—	—	—	—
Total	980,824			630,017

(1)	This amount includes:

•	399,411 shares issuable upon the exercise of outstanding stock options;

•	581,413 shares governed by restricted stock unit awards granted in 2010, 2012 and 2013.
The restricted stock unit award shares included in this table reflect the target shares to be issued upon performance-based and time-based vesting. The number of shares or units required to be reported in this column is based on achieving threshold performance goals, except that if the previous fiscal year’s performance exceeded the threshold target the disclosure would be based on the next higher performance measure (target or maximum) that exceeded the previous fiscal year’s performance.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account restricted stock unit awards, since these awards have no exercise price.

(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account restricted stock unit awards.

(4)	This amount includes 456,189 and 173,828 shares of common stock available for future issuance under the incentive compensation plan and the ESPP, respectively, as of February 28, 2014.
The incentive compensation plan is administered by the compensation committee. Subject to the express provisions of the incentive compensation plan and directions from the Board, the compensation committee is authorized, among other things:

•	to select the persons to whom restricted stock, restricted stock units, stock options and other awards will be granted;

•	to determine the type, size and terms and conditions of restricted stock, restricted stock units, stock options and other awards;

•	to establish the terms for treatment of restricted stock, restricted stock units, stock options and other awards upon a termination of employment; and

•
to delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the incentive compensation plan related to non-executive employee compensation pursuant to conditions or limitations as the compensation committee may establish, subject to certain limitations under the incentive compensation plan.

Under the incentive compensation plan, awards other than stock options and stock appreciation rights given to any of our named executive officers whose compensation must be disclosed in our annual securities filings, in order not to be subject to limitations on deductibility by the Company for federal income tax purposes under section 162(m) of the Code, must be based on the attainment of certain performance goals established by the compensation committee. The compensation committee generally attempts to design the compensation payable to the Company’s executive officers so that it is fully deductible by the Company. Nevertheless, the compensation committee believes that, in order to ensure competitive levels of total compensation for its executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee has approved, and may approve in the future, compensation for one or more of its executive officers that is not deductible for federal income tax purposes.
Under the incentive compensation plan, Performance Measures shall mean each of the business criteria the compensation committee may use to establish a Performance Goal. For purposes of the Plan, Performance Measures are limited to net income; cash flow; cash flow on investment; pre-tax or post-tax profit levels or earnings; operating income or earnings; return on investment; economic value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; controlled expenses; return on assets; return on net assets; return on equity; return on capital; construction work in progress-adjusted return on invested capital (adjusted ROIC); return on sales; return on invested capital; organic revenue; growth in managed assets; total shareholder return; stock price; stock price appreciation; EBIT; adjusted EBIT; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; operating profits; net operating profit after tax; operating margin; profit margin; overhead margin; adjusted revenue; revenue; net revenue; operating revenue; net cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; safety performance metrics, including relative to industry standards; borrowing levels; leverage ratios; market share; customer acquisition and retention; research; implementation or completion of critical projects, including vessel newbuild or retrofit programs; government relations; mergers and acquisitions and sales of assets, as any of the foregoing may be utilized, where applicable, on an absolute value basis, an "as-adjusted" basis, a growth basis, a per share basis or a margin basis or any of the foregoing Performance Measures may be compared internally or against or relative to comparable Performance

Measures of peers or industry indices, in each case whether or not expressly so indicated above. Additionally, material terms of the performance goals must include the maximum amount of compensation that could be paid to any employee, or the formula for calculating the amount of compensation payable if the goals are met; and both the goals and the formulas must be sufficiently objective so that a third party with knowledge of the relevant performance results could assess whether the goals were met and calculate the amount to be paid.
Consistent with certain provisions of the Code, there are other restrictions providing for a maximum number of shares that may be granted in any one year to an executive officer and a maximum amount of compensation payable as an award under the incentive compensation plan (other than stock options and stock appreciation rights) to an executive officer.
2013 GRANTS OF PLAN-BASED AWARDS
The following table provides information about the equity and non-equity awards we made to our named executive officers under our incentive compensation plan during the year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd M. Hornbeck		$300,500	$601,000	$1,202,000	—	—	—	—	—	—	$—
Chairman, President & CEO	2/5/2013	—	—	—	—	48,172	—	—	—	—	1,893,160
	2/5/2013	—	—	—	—	20,645	—	—	—	—	811,349
Carl G. Annessa		182,000	364,000	728,000	—	—	—	—	—	—	—
Executive Vice President & COO	2/5/2013	—	—	—	—	21,071	—	—	—	—	828,090
	2/5/2013	—	—	—	—	9,031	—	—	—	—	354,918
James O. Harp, Jr.		182,000	364,000	728,000	—	—	—	—	—	—	—
Executive Vice President & CFO	2/5/2013	—	—	—	—	21,071	—	—	—	—	828,090
	2/5/2013	—	—	—	—	9,031	—	—	—	—	354,918
Samuel A. Giberga		143,000	286,000	572,000	—	—	—	—	—	—	—
Executive Vice President, General Counsel & CCO	2/5/2013	—	—	—	—	16,556	—	—	—	—	650,651
	2/5/2013	—	—	—	—	7,095	—	—	—	—	278,834
John S. Cook		135,500	271,000	542,000	—	—	—	—	—	—	—
Executive Vice President, CCO & CIO	2/5/2013	—	—	—	—	15,688	—	—	—	—	616,538
	2/5/2013	—	—	—	—	6,723	—	—	—	—	264,214

(1)
Each of our named executive officers was eligible to receive non-equity incentive compensation based on the achievement of performance goals and the discretion of the compensation committee. The amount actually paid to  each named executive officer for 2013 pursuant to these criteria is reflected in the “2013 Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.

(2)	Amounts in these columns represent restricted stock unit awards granted to our named executive officers during 2013.

•
The first tranche represents the number of shares and the related dollar amounts that will be received by the named executive officers under the time-based restricted stock unit awards included in this column. The time-based restricted stock unit awards included in this column will vest over three-years in equal, one-third increments on the first, second, and third anniversaries of the Grant Date.

•
The second tranche represents the number of shares and the related dollar amounts that may be received by the named executive officers under the performance-based restricted stock unit awards included in this column. The performance-based restricted stock unit awards included in this column will vest on the third, fourth or fifth anniversary of the Grant Date, subject to the achievement of performance criteria defined in the respective grant agreements. This tranche has the opportunity to vest from zero to 100% based on achieving the pre-defined criteria in the grant agreements.

(3)
Amounts listed for awards that are subject to performance conditions have been calculated based upon the probable outcome of such performance conditions. Dollar amounts are based on grant date fair value.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2013.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#) (2)	($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	55,510	27,756	—	$24.86	2/23/2021	—	—	20,645	$1,016,353
Chairman, President & CEO	49,000	—	—	33.15	2/14/2016	—	—	48,172	2,371,508
	—	—	—	—	—	—	—	21,988	1,082,469
	—	—	—	—	—	—	—	34,204	1,683,863
	—	—	—	—	—	—	—	41,000	2,018,430
	—	—	—	—	—	—	—	20,817	1,024,821
	—	—	—	—	—	—	—	13,878	683,214
	—	—	—	—	—	—	—	45,800	2,254,734
Carl G. Annessa	24,403	12,202	—	$24.86	2/23/2021	—	—	9,031	$444,596
Executive Vice President	13,500	—	—	33.15	2/14/2016	—	—	21,071	1,037,325
&COO	25,000	—	—	23.10	2/22/2015	—	—	9,618	473,494
	—	—	—	—	—	—	—	14,962	736,579
	—	—	—	—	—	—	—	18,000	886,140
	—	—	—	—	—	—	—	9,151	450,504
	—	—	—	—	—	—	—	6,101	300,352
	—	—	—	—	—	—	—	20,136	991,295
James O. Harp, Jr.	24,403	12,202	—	$24.86	2/23/2021	—	—	9,031	$444,596
Executive Vice President	13,500	—	—	33.15	2/14/2016	—	—	21,071	1,037,325
& CFO	—	—	—	—	—	—	—	9,618	473,494
	—	—	—	—	—	—	—	14,962	736,579
	—	—	—	—	—	—	—	18,000	886,140
	—	—	—	—	—	—	—	9,151	450,504
	—	—	—	—	—	—	—	6,101	300,352
	—	—	—	—	—	—	—	20,136	991,295
Samuel A. Giberga	11,799	5,900	—	$24.86	2/23/2021	—	—	7,095	$349,287
Executive Vice President,	10,700	—	—	33.15	2/14/2016	—	—	16,556	815,052
General Counsel & CCO	—	—	—	—	—	—	—	7,557	372,031
	—	—	—	—	—	—	—	11,000	541,530
	—	—	—	—	—	—	—	11,756	578,748
	—	—	—	—	—	—	—	4,425	217,843
	—	—	—	—	—	—	—	2,950	145,229
	—	—	—	—	—	—	—	9,736	479,303
John S. Cook	5,363	5,364	—	$24.86	2/23/2021	—	—	6,723	$330,973
Executive Vice President,	—	—	—	—	—	—	—	15,688	772,320
CCO & CIO	—	—	—	—	—	—	—	4,211	207,308
	—	—	—	—	—	—	—	6,552	322,555
	—	—	—	—	—	—	—	10,000	492,300
	—	—	—	—	—	—	—	4,023	198,052
	—	—	—	—	—	—	—	2,682	132,035
	—	—	—	—	—	—	—	8,851	435,735

(1)	All options listed in this column vest at a rate of 33 1/3% over the first three years starting on the first anniversary date of the ten-year option term.

(2)
The restricted stock shares summarized above and described below are delineated below in numbered tranches based on the order they appear in the table above and include both performance-based restricted stock shares and time-based restricted stock shares.

Performance-based shares: The first tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents performance-based restricted stock shares that vest, depending on the Company’s achievement of performance criteria defined in the agreement for the period starting at the 2013 grant date through February 5, 2016, with two additional years to achieve the performance criteria defined in the respective grant agreement and potential to vest February 5, 2017, or February 5, 2018. There is no amount in excess of the Target Shares granted that may vest under the 2013 grant agreements.
The third tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents performance-based restricted stock shares that vest, depending on the Company’s achievement of performance criteria defined in the agreement for the period starting at the 2012 grant date through February 14, 2015, with two additional years to achieve the performance criteria defined in the respective grant agreement and potential to vest February 14, 2016, or February 14, 2017. There is no amount in excess of the Target Shares granted that may vest under the 2012 grant agreements.
The sixth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents performance-based restricted stock shares that vest, depending on the Company’s relative stock price performance for the period starting at the 2011 grant date through February 23, 2014, with two additional years to achieve the performance criteria defined in the respective grant agreement and potential to vest February 23, 2015, or February 23, 2016. The maximum amount of shares that could be earned under the grant agreement is equivalent to 200% of the Target Shares granted, which is not reflected in this table. The excess of the maximum potential shares over the Target Shares granted are summarized for the February 23, 2011, grant date:

February 23, 2011
• Todd M. Hornbeck	20,817
• Carl G. Annessa	9,151
• James O. Harp, Jr.	9,151
• Samuel A. Giberga	4,425
• John S. Cook	4,023
The eighth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents the balance of outstanding performance-based restricted stock shares granted in 2010 that still have the potential to vest. On the third anniversary date of the grant, February 9, 2013, 8.4% vested and there are two additional years to achieve the performance criteria defined in the respective grant agreement, with potential vesting dates on February 9, 2014 and/or February 9, 2015. There is no amount in excess of the Target Shares granted that may vest under the 2010 grant agreements.
Time-based shares: The second tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based restricted stock shares that will vest on a graded basis over a three-year period ending February 5, 2016. The fourth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based restricted stock shares that will vest on a graded basis over a three-year period ending February 14, 2015. The seventh tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based restricted stock shares that will vest on a graded basis over a three-year period ending February 23, 2014.
Cash-settled phantom stock units: The fifth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents cash-settled phantom stock units that will vest on February 14, 2015.

(3)	The amounts in this column equal the number of shares of restricted stock indicated in column (i) multiplied by the closing price of our common stock on December 31, 2013 of $49.23.
2013 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Vested (#)	Value Realized Upon Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Todd M. Hornbeck	115,000	$3,617,613	65,178	$1,656,933
Carl G. Annessa	24,000	811,764	28,617	806,255
James O. Harp, Jr.	56,900	1,707,550	28,617	669,527
Samuel A. Giberga	15,000	373,500	16,097	473,660
John S. Cook	30,863	785,042	12,567	371,964

(1)	The value realized upon exercise of option awards represents the excess of the market price of our common stock on the date of exercise over the grant price.

(2)
The value realized upon vesting of stock awards is determined by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting, minus the value associated with the shares withheld to cover taxes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential payments upon termination, including after change in control, as of December 31, 2013, to Messrs. Todd Hornbeck, Annessa and Harp are governed by the terms of their respective employment agreements. Potential payments upon termination, including after a change in control, to Messrs. Giberga and Cook are governed by the terms of his employment agreement and his change in control agreement. Potential payments upon change in control before termination to the named executive officers are governed by the terms of the respective award agreements.
Payments Made Upon Termination Without Good Cause
Under the employment agreements, in the event any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook is terminated without “good cause” as defined in the employment agreements: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his unvested performance-based restricted stock unit awards would vest at the end of the measurement period at the number of shares that would have vested had he been employed with the Company through the end of each measurement period (depending on satisfaction of the performance criteria); and (iii) he would be entitled to his base salary, cash incentive compensation, automobile, and medical and other benefits through the actual expiration date of his agreement provided that bonuses for each calendar year through the termination date that are (a) discretionary in nature, shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year, and bonuses that are (b) performance based, shall be based on the amount equal to the bonuses, which includes cash incentive compensation and discretionary bonuses, that would have been payable for the applicable year, had he been employed with the Company at the end of each such year and paid at the time bonuses for each such year are paid to those executives still employed by the Company, determined on a basis consistent with the last completed year for which bonuses have been paid but using the bonus amounts for the then current year.
Payments Made Upon a Change in Control
For purposes of the employment agreements of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, the change in control agreements for Messrs. Giberga and Cook, and the incentive compensation plan, a “change in control” means:

(1)
the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of Parent pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(2)
a majority of the members of the Parent’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of such new directors’ appointment or election; or

(3)
any person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

If we should undergo a change in control while the employment agreements are in effect and any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary for the year in which the termination occurs (one and one-half times for Messrs. Giberga and Cook), three years of medical and other insurance benefits from the date of termination (18 months for Messrs. Giberga and Cook) and, in general, three times (one and one-half times for Messrs. Giberga and Cook) the greater of (x) the amount equal to the total cash incentive compensation and bonus, if applicable, paid for the last completed year for which cash incentive compensation and/or bonuses have been paid or (y) the amount equal to the cash incentive compensation and/or bonuses that would have been payable for the then current year. Messrs. Giberga and Cook’s rights with regard to a change in control under each's respective employment agreement and under each's respective change-in-control agreement are cumulative. If we should undergo a change in control while the change-in-control agreements are in effect and either of Messrs. Giberga or Cook is constructively or actually terminated under the conditions set forth in his change-in-control agreement, then he will be entitled to receive under such agreement one and one-half times his salary for the year in which the termination occurs, 18 months of medical and other insurance benefits from the date of termination and, in general, one and one-half times the greater of

(x) the amount equal to the total cash incentive compensation and/or bonus paid for the last completed year for which cash incentive compensation and/or bonuses have been paid or (y) the amount equal to the cash incentive compensation and/or bonuses that would have been payable for the then current year. To the extent that such medical benefits may be taxable to the employee or his dependents, the Company would gross up the employee for such taxes based on the employee’s actual tax rate, up to 35% (without a gross up on the initial gross up). In addition, under the respective equity award agreements for the executive officers, upon a change in control (i) his unvested stock options and time-based restricted stock unit awards would vest (or be payable in cash) upon the termination event and (ii) his unvested performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the target share amount.
In the event that it shall be determined that any payment by the Company to or for the benefit of the named executive officers would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the named executive officer shall be entitled to receive an additional payment or payments, or gross-up payment, under his employment agreement or change in control agreement. The gross-up payment shall be in an amount such that after payment by such named executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such named executive officer’s failure to timely file a tax return or pay taxes shown due on such executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such named executive officer is equal to the Excise Tax imposed upon the payment.
Payments Made Upon Voluntary Termination or Termination with Cause
If the employment of any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook, is terminated for good cause or if any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook, voluntarily terminates his employment with the Company, the Company will pay any compensation earned but not paid to him prior to the effective date of termination. Mr. Todd Hornbeck may voluntarily terminate his employment by giving at least ninety days notice. Messrs. Annessa, Harp, Giberga and Cook, may voluntarily terminate their employment by giving at least thirty days notice. At any time after such notice, the Company would have the right to relieve the employee of his duties; however salary would continue during the notice period.
Payments Made Upon Death
Under the employment agreements, if Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook, dies during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the date of death, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of death or the Target Share amount; and (iii) the Company shall pay to his estate the compensation that such executive would have earned through the date of death, including any bonus or cash incentive compensation earned but not yet paid, and his dependents would be entitled to benefits, including medical, and other benefits and use of a Company automobile for a period of one year following the date of death. Also, the estate of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, respectively, would receive life insurance proceeds from the Company-paid term life insurance policies that were in effect on the date of his death.
Payments Made Upon Permanent Disability
Under the employment agreements, if Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook becomes permanently disabled, as defined in the employment agreements, during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the target share amount; and (iii) he would be entitled to (x) salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing the material duties of his own occupation (y) the compensation that such executive would have earned through the date of determination of permanent disability, including any bonus or cash incentive compensation earned but not yet paid, and (z) other benefits, including medical and use of a Company automobile for a period of one year following the date of determination of permanent disability.

Payments Made Upon Non-Renewal of an Employment Agreement
If an employment agreement is not renewed, Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook as applicable, would be entitled to receive an amount equal to one-half of his basic annualized salary for the year preceding such non-renewal.
Material Conditions and Obligations Under the Employment Agreements
Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook have each agreed that during the term of their respective agreements and for a period of two years after termination, they will not (1) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (2) solicit any of our employees to terminate their employment or (3) accept employment with or payments from any of our clients or customers who did business with us while employed by us. We may elect to extend any of Messrs. Todd Hornbeck’s, Annessa’s, Harp’s, Giberga’s or Cook’s, as applicable, noncompetition period for an additional year by paying his compensation and other benefits for an additional year.
The following table shows the amount of compensation payable to each of our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving termination of employment or a change in control event. The amounts shown assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to such named executive officers upon their termination. The equity value calculations use the closing price of our common stock as of December 31, 2013, which was $49.23. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Termination w/o Cause Before Change in Control		Change in Control		Termination After Change in Control (1)		Voluntary Termination	Death		Permanent Disability (2)	Non-Renewal of Employment Contract
Todd M. Hornbeck	Salary	$1,202,000		$—		$1,803,000		$—	$—		$—	$300,500
Chairman, President & CEO	Cash Incentive Compensation and Bonuses	3,606,000	(3)	—		3,606,000	(4)	—	601,000		601,000	—
	Medical, Dental and Life Insurance and Other (5)	105,440		—		158,160		—	322,955	(6)	52,720	—
	Automobile	17,042		—		—		—	8,521		8,521	—
	Stock Option Vesting Acceleration (9)	676,414		676,414	(7)(8)	676,414	(7)(8)	—	676,414		676,414	—
	Stock Award Vesting Acceleration	10,952,824	(10)	13,160,213	(7)(8)	13,160,213	(7)(8)	—	13,160,213		13,160,213	—
	Total	16,559,720		13,836,627		19,403,787		—	14,769,103		14,498,868	300,500

Carl G. Annessa	Salary	728,000		—		1,092,000		—	—		—	182,000
Executive Vice President & COO	Cash Incentive Compensation and Bonuses	2,184,000	(3)	—		2,184,000	(4)	—	364,000		364,000	—
	Medical, Dental and Life Insurance and Other (5)	125,878		—		188,817		—	327,627	(6)	62,939	—
	Automobile	26,638		—		—		—	13,319		13,319	—
	Stock Option Vesting Acceleration (9)	297,363		297,363	(7)(8)	297,363	(7)(8)	—	297,363		297,363	—
	Stock Award Vesting Acceleration	4,800,358	(10)	5,770,790	(7)(8)	5,770,790	(7)(8)	—	5,770,790		5,770,790	—
	Total	8,162,237		6,068,153		9,532,970		—	6,773,099		6,508,411	182,000

James O. Harp, Jr.	Salary	728,000		—		1,092,000		—	—		—	182,000
Executive Vice President & CFO	Cash Incentive Compensation and Bonuses	2,184,000	(3)	—		2,184,000	(4)	—	364,000		364,000	—
	Medical, Dental and Life Insurance and Other (5)	128,764		—		193,146		—	331,294	(6)	64,382	—
	Automobile	26,332		—		—		—	13,166		13,166	—
	Stock Option Vesting Acceleration (9)	297,363		297,363	(7)(8)	297,363	(7)(8)	—	297,363		297,363	—
	Stock Award Vesting Acceleration	4,800,358	(10)	5,770,790	(7)(8)	5,770,790	(7)(8)	—	5,770,790		5,770,790	—
	Total	8,164,817		6,068,153		9,537,299		—	6,776,613		6,509,701	182,000

Samuel A. Giberga	Salary	572,000		—		858,000		—	—		—	143,000
Executive Vice President, General Counsel & CCO	Cash Incentive Compensation and Bonuses	1,716,000	(3)	—		1,716,000	(4)(11)	—	286,000		286,000	—
	Medical, Dental and Life Insurance and Other	120,972		—		181,458		—	328,581	(6)	60,486	—
	Automobile	29,332		—		—		—	14,666		14,666	—
	Stock Option Vesting Acceleration (9)	143,783		143,783	(7)(8)	143,783	(7)(8)	—	143,783		143,783	—
	Stock Award Vesting Acceleration	3,244,788	(10)	3,716,865	(7)(8)	3,716,865	(7)(8)	—	3,716,865		3,716,865	—
	Total	5,826,875		3,860,648		6,616,106		—	4,489,895		4,221,800	143,000

John S. Cook	Salary	542,000		—		813,000		—	—		—	135,500
Executive Vice President, CCO & CIO	Cash Incentive Compensation and Bonuses	1,626,000	(3)	—		1,626,000	(4)(11)	—	271,000		271,000	—
	Medical, Dental and Life Insurance and Other	107,356		—		161,034		—	324,456	(6)	53,678	—
	Automobile	11,402		—		—		—	5,701		5,701	—
	Stock Option Vesting Acceleration (9)	130,721		101,692	(7)(8)	101,692	(7)(8)	—	101,692		101,692	—
	Stock Award Vesting Acceleration	2,662,783	(10)	3,089,330	(7)(8)	3,089,330	(7)(8)	—	3,089,330		3,089,330	—
	Total	5,080,262		3,191,022		5,791,056		—	3,792,179		3,521,401	135,500

(1)
Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook and the Company’s change in control agreements with Messrs. Giberga and Cook, certain tax protection is provided in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the Code as well as any additional income taxes resulting from such reimbursement. Section 4999 of the Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. If such additional excise tax is due, the Company has agreed to pay such tax on a “grossed-up” basis for those executives. These amounts are not included in the table above. Assuming termination in connection with a change of control on December 31, 2013, the Company estimates that the amount of these payments of excise and related taxes paid on behalf of the executives officers would have been as follows:

• Todd M. Hornbeck	$2,974,584
• Carl G. Annessa	1,587,255
• James O. Harp, Jr.	1,581,693
• Samuel A. Giberga	1,193,980
• John S. Cook	1,051,442

(2)
The named executive officers would also be eligible to receive salary continuation benefits under the Company’s disability plan, which is the same plan that all employees participate in after one year of service.

(3)	These amounts include cash incentive payments and bonuses that the named executive officers would be entitled to receive for 2013, 2014 and 2015.

(4)
Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa and Harp, upon termination after change in control, the Company will pay these executive officers, in general, three times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year. Pursuant to the Company’s employment agreements with Messrs. Giberga and Cook, upon termination after change in control, the Company will pay Messrs. Giberga and Cook one and one-half times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year. Messrs. Giberga and Cook’s rights with regard to a change in control under the employment agreement are cumulative with those rights under his change in control agreement discussed in footnote 11 below.

(5)	These amounts include estimated “gross up” payments on medical benefits, assuming such medical benefits are taxable to the executive officer at a tax rate of 35%.

(6)	This amount includes $300,000 from life insurance proceeds payable to the named executive officer’s beneficiaries upon death.

(7)
The acceleration of the vesting of equity plan awards happens upon the occurrence of a change in control and prior to an actual or constructive termination. The amounts that would be payable to the named executive officers due to vesting acceleration are reflected in the column entitled “Change in Control” and are also reflected in the column entitled “Termination after Change in Control” in order to show the combined effect of a change in control and subsequent termination.

(8)
Pursuant to the Company’s respective equity award agreements with the named executive officers, upon change in control, any and all rights, options and awards outstanding will immediately vest, provided that, with respect to restricted stock unit awards that contain performance criteria for vesting, the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount shall vest. If the payout of the restricted stock awards had occurred on December 31, 2013, based on the performance requirements defined in the award agreements, the named executive officers would have earned 100%, 200%, 100% and 100% of the Target Shares granted on February 9, 2010, February 23, 2011, February 14, 2012 and February 5, 2013, respectively.

(9)
At December 31, 2013, all outstanding stock options issued prior to 2011 for the named executive officers were vested. Stock options awarded in 2011 vested in equal installments over a three-year period ending in February 2014, the third anniversary of the grant date.

(10)
Under the employment agreements, in the event any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook is terminated without good cause: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his unvested performance-based restricted stock unit awards would vest at the end of the measurement period at the number of shares that would have vested had he been employed with the company through the end of each measurement period (depending on satisfaction of the performance criteria). The restricted stock units were valued as of December 31, 2013 as if it were the end of the measurement period and the payout of the restricted stock awards had occurred on that date. The named executive officers would have earned 11.2%, 200%, 98% and 100% of the Target Shares granted on February 9, 2010, February 23, 2011, February 14, 2012, and February 5, 2013 respectively.

(11)
Pursuant to the Company’s change in control agreements with Messrs. Giberga and Cook, upon termination after change in control, the Company will pay these executive officers, in general, one and one-half times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year.

Compensation of Directors
The table below summarizes the compensation paid by the Company to the non-employee directors who served during the fiscal year ended December 31, 2013 for such period.
2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Larry D. Hornbeck	$59,500	$100,135	$—	$—	$—	$—	$159,635
Bruce W. Hunt	53,500	100,135	—	—	—	—	153,635
Steven W. Krablin	53,500	100,135	—	—	—	—	153,635
Patricia B. Melcher	57,000	100,135	—	—	—	—	157,135
Kevin O. Meyers	53,500	100,135	—	—	—	—	153,635
John T. Rynd	58,000	100,135	—	—	—	—	158,135
Bernie W. Stewart	73,500	100,135	—	—	—	—	173,635
Nicholas L. Swyka, Jr.	61,000	100,135	—	—	—	—	161,135

(1)
The amounts in this column reflect the grant date fair values of the time-based RSUs granted to the board of directors during 2013. The grant date fair values for these RSUs are computed in accordance with FASB ASC Topic 718 and are calculated by multiplying the number of RSUs granted by the closing stock price on the date of grant.

(2)
The grant date fair values of the time-based restricted stock unit awards granted, for which stock-based compensation expense was recognized in 2013, are equivalent to the closing stock price on the grant dates and are as follows:

Grant date	Grant date fair value
February 5, 2013	$39.30
April 1, 2013	45.51
July 1, 2013	54.68
October 1, 2013	57.80

The February 5, April 1, July 1, and October 1, 2013 grant date fair values represent quarterly grants awarded to each of the Company’s active non-employee directors. All board of directors grants in 2013 vested immediately.

(3)	At December 31, 2013, the Company’s non-employee directors had the following options outstanding:

• Larry D. Hornbeck	6,425
• Bruce W. Hunt	10,425
• Steve W. Krablin	4,000
• Patricia B. Melcher	6,425
• Kevin O. Meyers	—
• John T. Rynd	—
• Bernie W. Stewart	6,425
• Nicholas L. Swyka	—

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of its Board. Our Chairman, who is also our employee, receives no additional compensation for serving as a director.
Under the current non-employee director compensation policy, non-employee directors are entitled to receive quarterly grants of that number of shares of common stock equal for each quarter to $25,000 divided by the closing stock price on the applicable grant date. For the year ending December 31, 2013, the compensation committee granted fully vested stock awards quarterly. Should, in the future, the compensation committee determine to apply a vesting period to shares awarded under this policy; such grants may be made of restricted stock units. Any equity awards made under this policy are granted under the incentive compensation plan. The awards are subject to annual review and may be adjusted at the discretion of the compensation committee.
As the Company feels that the long-term continuity of service on the Board is valuable to the Company, the non-employee director compensation policy also provides for longevity service awards to non-employee directors. Upon completion of three years of service as a non-employee director, a director would be granted shares of restricted stock, restricted stock units and/or options to purchase the number of shares of common stock equaling 25% of the shares of restricted stock, restricted stock units and options granted to such director over the previous three years. Upon completion of five years of service as a non-employee director, a director would be granted shares of restricted stock, restricted stock units and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock, restricted stock units and options granted to such director over the previous five years less the number of shares of restricted stock, restricted stock units and shares covered by the options awarded to such director after three years of service. Thereafter, upon completion of each successive period of five years of service, a non-employee director would be granted shares of restricted stock, restricted stock units and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock, restricted stock units and/or options granted to such director over the previous five years.
After three years of service as a non-employee director, a non-employee director and his immediate family can elect to participate in the same insurance benefit programs sponsored by the Company on the same monetary terms as our employees. All directors are entitled to be reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.
Effective as of October 30, 2007, the independent members of the Board of Directors approved a letter agreement between the Company and Mr. Larry Hornbeck. Under the terms of such agreement, Mr. Larry Hornbeck agreed, among other things, to make himself available to the Company, the Board of Directors or any committee of the Board of Directors or the Chief Executive Officer of the Company, as an extension of his duties as a director in exchange for consideration of $1,500 per month as additional board fees.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Bernie W. Stewart (Chair)
Kevin O. Meyers
John T. Rynd
Nicholas L. Swyka, Jr.

Compensation Committee Interlocks and Insider Participation
The members of our compensation committee who served in 2013 were Messrs. Meyers, Rynd, Stewart and Swyka. None of our executive officers, employees or former executive officers serves on the compensation committee. None of our executive officers serves as a member of a compensation committee or Board of Directors of any other entity, which has an executive officer serving as a member of our Board of Directors.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 21, 2014:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our named executive officers and all of our executive officers and directors as a group.
Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Shares of Common Stock Beneficially Owned (†)		Percentage of Common Stock Beneficially Owned (%)
Named Executive Officers and Directors:
Todd M. Hornbeck	760,511	(1)	2.1%
James O. Harp, Jr.	186,786	(2)	*
Carl G. Annessa	190,507	(3)	*
Samuel A. Giberga	92,588	(4)	*
John S. Cook	84,892	(5)	*
Larry D. Hornbeck	284,144	(6)	*
Bruce W. Hunt	84,317	(7)	*
Steven W. Krablin	34,899	(8)	*
Patricia B. Melcher	48,070	(9)	*
Kevin O. Meyers	8,530		*
John T. Rynd	10,530		*
Bernie W. Stewart	42,617	(10)	*
Nicholas L. Swyka, Jr	13,265		*
All directors and executive officers as a group (14 persons)	1,879,282	(11)	5.2%
Other 5% Stockholders:
BlackRock, Inc	3,111,485	(12)	8.6%
Dimensional Fund Advisors LP	3,053,253	(13)	8.4%
Columbia Wanger Asset Management, LLC	2,392,146	(14)	6.6%
The Vanguard Group	2,196,703	(15)	6.1%
Fine Capital Partners L.P.	2,068,728	(16)	5.7%
William Herbert Hunt Trust Estate	2,058,390	(17)	5.7%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

†
“Beneficial ownership” is a term broadly defined by the Commission in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes more than merely direct forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of April 21, 2014 that such person or group has the right to acquire within 60 days after such date.

(1)
Includes options to purchase an aggregate of 132,266 shares of common stock and 20,000 shares held by two family trusts for which Todd M. Hornbeck either serves as trustee or holds voting power pursuant to a power of attorney.

(2)	Includes options to purchase an aggregate of 50,105 shares of common stock.

(3)	Includes options to purchase an aggregate of 75,105 shares of common stock.

(4)	Includes options to purchase an aggregate of 28,399 shares of common stock.

(5)	Includes options to purchase an aggregate of 10,727 shares of common stock.

(6)
Includes options to purchase an aggregate of 6,425 shares of common stock and 85,000 shares that were contributed by Todd M. Hornbeck to a family trust and for which Larry D. Hornbeck serves as a co-trustee and holds voting power pursuant to a power of attorney.

(7)
Includes options to purchase an aggregate of 6,425 shares of common stock. Mr. Hunt is a representative of the William Herbert Hunt Trust Estate. As such, Mr. Hunt may be deemed to have voting and dispositive power over the shares beneficially owned by the Trust Estate, as described in the table above and the related footnotes. Mr. Hunt disclaims beneficial ownership of the shares owned by the Trust Estate.

(8)	Includes options to purchase an aggregate of 4,000 shares of common stock.

(9)	Includes options to purchase an aggregate of 6,425 shares of common stock.

(10)	Includes options to purchase an aggregate of 6,425 shares of common stock.

(11)	Includes options to purchase an aggregate of 336,014 shares of common stock and shares for our named executive officers, directors and an executive officer who is not named.

(12)
Based on a Schedule 13G dated February 6, 2014 filed with the SEC to reflect shares beneficially owned by the reporting person at December 31, 2013. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.

(13)
Based on a Schedule 13G dated February 10, 2014 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2013. Dimensional Fund Advisors LP's address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(14)
Based on a Schedule 13G dated February 6, 2014 filed with the SEC to reflect shares beneficially owned by the reporting person at December 31, 2013. Columbia Wanger Asset Management, LLC's address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(15)
Based on a Schedule 13G dated February 6, 20014 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2013. The Vanguard Group's address is 100 Vanguard Blvd., Malvern, PA 19355.

(16)
Based on a Schedule 13G dated February 14, 2014 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2013. Fine Capital Partners L.P.'s address is 590 Madison Avenue, 27th Floor, New York, NY 10022.

(17)
Based on a Schedule 13G/A dated May 5, 2008 filed with the SEC reflecting shares beneficially owned by the reporting person at April 8, 2008. The Trust Estate’s address is 3900 Thanksgiving Tower, 1601 Elm Street, Dallas, TX 75201.

Certain Relationships and Related Transactions
The following is a discussion of transactions between our Company and its executive officers, directors and stockholders owning more than 5% of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.
Under the terms of certain agreements, various persons, including Todd M. Hornbeck, Troy A. Hornbeck, Larry D. Hornbeck, James O. Harp, Jr., Carl G. Annessa, Patricia B. Melcher, and the William Herbert Hunt Trust Estate, have the right to include some or all of their shares of common stock of the Company in any registration statement that we file involving our common stock, subject to certain limitations. Messrs. Todd and Troy Hornbeck, are entitled to require us to file a registration statement under the Securities Act of 1933 to sell some or all of the common stock held by them.
Todd M. Hornbeck and Troy A. Hornbeck have agreed to give us notice of, and an opportunity to make a competing offer regarding, a decision by either of them to sell or consider accepting an offer to sell to a single person or entity shares of common stock representing 5% or more of our common stock, other than in compliance with Rule 144 or to an affiliate or family member of the holder.
The Company has entered into an indemnity agreement with each of its executive officers and its directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an executive officer or director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. These agreements are in addition to the indemnification provided to the Company’s officers and directors under its Bylaws and in accordance with Delaware law. The Company has agreed to indemnify Todd M. Hornbeck, the Company’s President and Chief Executive Officer, for any claims, demands, causes of action and damages that may arise from use of his personal watercraft for Company business purposes.
For the past sixteen years, Larry D. Hornbeck’s family has personally supported the development of the Company by hosting numerous events at the Hornbeck Family Ranch, located in Houston County, Texas, including constructing at their own expense, a hunting lodge and related facilities and providing access to 4,700 acres adjoining the lodge and related facilities. The Hornbeck Family Ranch and related facilities have been used for functions intended to foster client and vendor relations, management retreats, Board meetings and special Company promotional events. Until December 31, 2005, these facilities were used by the Company without charge. The Board determined that the use of the Hornbeck Family Ranch in the past and going forward has been and is beneficial to the Company’s business. As of February 14, 2006, the Company entered into a Facilities Use Agreement and affected an amendment to an existing Indemnification

Agreement with Larry D. Hornbeck, one of our directors. The Facilities Use Agreement and the amendment to such Indemnification Agreement became effective as of January 1, 2006, and were approved by our audit committee and by the independent members of the Board of Directors on February 14, 2006. The Indemnification Agreement, as amended, provides that the Company will indemnify Mr. Larry Hornbeck and certain other indemnitees for any claims, demands, causes of action and damages that may arise out of the Company’s use of the Hornbeck Family Ranch and related facilities.
The agreements govern the Company’s use of the Hornbeck Family Ranch and related facilities. The Facilities Use Agreement will remain in effect until December 31, 2014 unless it is terminated or extended by its terms. The Facilities Use Agreement automatically renews on an annual basis unless either party provides the other party 30 days written notice of termination. The Facilities Use Agreement also provides that the Company will pay Mr. Larry Hornbeck an annual use fee of $150,000 for the Company’s use of the facilities and reimburse Mr. Larry Hornbeck for certain other variable costs related to the Company’s use of the ranch facilities. In addition to costs incurred directly by the Company for such activities, the Company replenishes expendable goods used by Company invitees to the facilities.
In 2006, Larry D. Hornbeck transferred ownership of the land on which the Hornbeck Family Ranch is located to a family limited partnership in which trusts on behalf of the children of Todd M. Hornbeck and Troy A. Hornbeck are the limited partners. The general partner of the family limited partnership is controlled by Todd M. Hornbeck and Troy A. Hornbeck. The family limited partnership has entered into a long-term lease of the property to Larry Hornbeck and acknowledged and agreed to the Company’s use of the Hornbeck Family Ranch and related facilities under the Facilities Use Agreement and the Indemnification Agreement.
The Company has provided, and may, from time to time in the future at its own expense and with Mr. Larry Hornbeck’s prior approval, provide additional amenities for its representatives and invitees. Certain of these amenities may, by their nature, remain with the property should the Company ever cease to use the Ranch. In approving the Facilities Use Agreement and establishing the use fee amount, the audit committee and independent members of the Board considered the costs of comparable third party facilities and determined that the combined facilities use fee and anticipated reimbursement of variable costs was substantially lower than costs for the use of such comparable facilities.
In the first quarter 2012 the independent members of the Board of Directors acknowledged the service that Mr. Larry Hornbeck has provided the Company and acknowledged that the commitment of time and energy associated with this service is substantial and is provided independently from his service as a director. In order to appropriately compensate Mr. Larry Hornbeck for these services the independent members of the Board of Directors approved a consulting agreement between the Company and Mr. Larry Hornbeck effective January 1, 2012. Under the terms of such agreement, Mr. Larry Hornbeck agreed, among other things, to make himself available to the Company, the Chief Executive Officer of the Company, the Board of Directors or any committee of the Board of Directors to assist in the assessment of potential targets for acquisitions, to travel for Company projects, to attend industry meetings and to provide assistance in other ways, in exchange for consideration of $12,000 per month paid as consulting fees.
Review, Approval or Ratification of Transactions with Related Persons.
We review any transaction in which the Company, a subsidiary of the Company, and our directors, executive officers or their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting security are a participant and the amount of the transaction exceeds $120,000. Our General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to a related party transaction, including information provided to management in the annual director and officer questionnaires. In addition, the Company has adopted a written Code of Business Conduct and Ethics for members of the Board of Directors that is located on the Governance page of the Company’s website, www.hornbeckoffshore.com. This policy requires disclosure by directors of any situation that involves, or may reasonably be inferred to involve, a conflict between a director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the audit committee or the independent directors of the Board, or both, which have considered the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the NYSE. Officers, directors and greater than 10% stockholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the 2013 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements.

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.
In keeping with its responsibilities, the audit committee has met and held discussions with management, the independent auditors and the separate accounting consultants engaged to ascertain compliance with Section 404 of the Sarbanes-Oxley Act and to perform the internal audit function. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, both with and without management present. In addition, the audit committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by PCAOB Auditing Standard No. 16, “Communication with Audit Committees”. The audit committee has received the written disclosures and the letter from the independent auditors required by the PCAOB and the independent auditor’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and has discussed with the independent auditors all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.
Based on the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent auditors, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission. The audit committee reappointed Ernst & Young LLP as independent accountants and auditors for the 2014 fiscal year, subject to stockholder approval.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Patricia B. Melcher (Chair)
Bruce W. Hunt
Steven W. Krablin
Bernie W. Stewart
Nicholas L. Swyka, Jr.

April 21, 2014

Other Matters
Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the 2014 Annual Meeting of Stockholders. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board of Directors.
Our 2013 Annual Report to Stockholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.
Stockholders may also obtain a copy of our 2013 Annual Report to Stockholders or the Company’s Annual Report on Form 10-K most recently filed with the Commission without charge by writing to the Corporate Secretary of the Company at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.hornbeckoffshore.com.

By order of the Board of Directors,

Paul M. Ordogne
Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

HORNBECK OFFSHORE SERVICES, INC.
103 NORTHPARK BLVD, SUITE 300	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
COVINGTON, LA 70433
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

ATTN: PAUL ORDOGNE

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:						o	o	o
1.	Election of Directors
Nominees
01	Todd M. Hornbeck	02	Patricia B. Melcher	03	Nicholas L. Swyka, Jr.					For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2. and 3.
2.	To ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year 2014.									o	o	o
3.	To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as set forth in the proxy statement.									o	o	o

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.								o
(see reverse for instructions)						Yes	No
Please indicate if you plan to attend this meeting						o	o

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

HORNBECK OFFSHORE SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 19, 2014
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) James O. Harp, Jr. and Paul M. Ordogne, or either of them, as proxies, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hornbeck Offshore Services, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on June 19, 2014, at the Hornbeck Offshore Services, Inc. corporate training room located at 103 Northpark Boulevard, Suite 135, in Covington, Louisiana 70433 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side